                                                                    Exhibit 99.2




                                                                December 7, 2001



Board of Trustees
SBU Bank
233 Genesee Street
Utica, New York  13501

Ladies and Gentlemen:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

         This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the OTS, dated as of October 21, 1994; and applicable regulatory interpretations thereof.

Description of Reorganization
-----------------------------

         The Board of Directors of SBU Bank ("SBU" or the "Bank") has adopted a plan of reorganization pursuant to which SBU will convert and reorganize into a mutual holding company structure. As part of the reorganization, SBU will become a wholly-owned subsidiary of Partners Trust Financial Group, Inc. ("Partners Trust" or the "Holding Company"), a federal corporation, and Partners Trust will issue a majority of its common stock to Partners Trust, MHC (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a Subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Benefit Plans, including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription offering, the shares may be offered for sale in a Direct Community offering. In addition, as part of the reorganization the Bank will establish a charitable foundation (the "Foundation") to further the Bank's commitment to the local community. The Foundation will be funded with 3.0 percent of the stock issued in the public offering and $200,000 in cash. The total shares offered for sale to the public and issued to the Foundation will constitute a minority of the Holding Company's stock (49.9 percent or less).

Board of Trustees
December 7, 2001

         The aggregate amount of stock sold by the Holding Company cannot exceed the appraised value of the Bank. Immediately following the offering, the primary assets of the Holding Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank in exchange for 100 percent of the capital stock of the Bank. The Holding Company will contribute at least 50 percent of the net offering proceeds in exchange for the Bank's capital stock. The remaining net offering proceeds, retained at the Holding Company, will be used to fund a loan to the ESOP and as general working capital.

RP Financial, LC.
-----------------

         RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of the post-conversion business plan, we are independent of the Bank and the other parties engaged by SBU to assist in the corporate reorganization and stock issuance process.

Valuation Methodology
---------------------

         In preparing our appraisal, we have reviewed the Bank's and the Holding Company's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended December 31, 1996 through December 31, 2000, various unaudited information and internal financial reports through September 30, 2001 and due diligence related discussions with the Bank's management; KPMG LLP, the Bank's independent auditor; Luse Lehman Gorman Pomerenk & Schick, the Bank's counsel in connection with the reorganization and stock offering; and Sandler O'Neill & Partners, L.P., the Bank's financial and marketing advisor in connection with the Holding Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Bank's primary market area and

Board of Trustees
December 7, 2001
have compared the Bank's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stock of all publicly-traded mutual holding companies. We have also considered the expected market for the Bank's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.

         Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the Bank's liquidation value.

         Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Holding Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Holding Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

         Pro forma market value is defined as the price at which the Holding Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion
--------------------

         It is our opinion that, as of December 7, 2001, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $97,500,000 at the midpoint, equal to 9,750,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $82.875 million and a maximum value of $112.125 million. Based on the $10.00 per share offering price determined by the Board, this valuation range

Board of Trustees
December 7, 2001
equates to total shares outstanding of 8,287,500 shares at the minimum to 11,212,500 shares at the maximum. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $128.944 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 12,894,375. The Board of Trustees has established a public offering range such that the public ownership of the Holding Company will constitute a 45.0 percent ownership interest of the Holding Company prior to the issuance of the shares to the Foundation. Accordingly, the offering range to the public of the minority stock will be $37.294 million at the minimum, $43.875 million at the midpoint, $50.456 million at the maximum and $58.025 million at the top of the super range. Based on the public offering range, and inclusive of the shares issued to the Foundation, the public ownership of the shares will represent 46.35 percent of the shares issued, with the MHC owning the majority of the shares.

Limiting Factors and Considerations
-----------------------------------


         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

         RP Financial's valuation was determined based on the financial condition and operations of SBU as of September 30, 2001, the date of the financial data included in the regulatory applications and prospectus.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

         The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The

Board of Trustees
December 7, 2001
reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                           Respectfully submitted,
                                           RP FINANCIAL, LC.





                                           William E. Pommerening
                                           Chief Executive Officer

                                           Gregory E. Dunn
                                           Senior Vice President

          ------------------------------------------------------------
                           PRO FORMA VALUATION REPORT
                             MUTUAL hOLDING COMPANY
                                 STOCK OFFERING


                                    SBU Bank
                                 Utica, New York



                                  Dated As Of:
                                December 7, 2001

          ------------------------------------------------------------

















                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                      Suite
                                      2210
                            Arlington, Virginia 22209

RP Financial, LC.


                                TABLE OF CONTENTS
                                    SBU BANK
                                 Utica, New York


                                                                                                      PAGE

         DESCRIPTION                                                                                 NUMBER
         -----------                                                                                 ------


    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
    -----------

         Introduction                                                                                 1.1
         Plan of Reorganization                                                                       1.1
         Strategic Overview                                                                           1.2
         Balance Sheet Trends                                                                         1.6
         Income and Expense Trends                                                                    1.10
         Interest Rate Risk Management                                                                1.14
         Lending Activities and Strategy                                                              1.15
         Asset Quality                                                                                1.18
         Funding Composition and Strategy                                                             1.18
         Subsidiaries                                                                                 1.19
         Legal Proceedings                                                                            1.20



    CHAPTER TWO                     MARKET AREA
    -----------

         Introduction                                                                                 2.1
         Market Area Demographics                                                                     2.2
         National Economic Factors                                                                    2.4
         Local Economy                                                                                2.8
         Market Area Deposit Characteristics and Competition                                          2.10



    CHAPTER THREE                   PEER GROUP ANALYSIS
    -------------

         Peer Group Selection                                                                         3.1
         Basis of Comparison                                                                          3.2
         SBU's Peer Group                                                                             3.3
         Financial Condition                                                                          3.6
         Income and Expense Trends                                                                    3.9
         Loan Composition                                                                             3.13
         Interest Rate Risk                                                                           3.15
         Credit Risk                                                                                  3.15
         Summary                                                                                      3.18


RP Financial, LC.

                                TABLE OF CONTENTS
                                    SBU BANK

                                 Utica, New York
                                   (continued)


                                                                                                      PAGE

         DESCRIPTION                                                                                 NUMBER
         -----------                                                                                 ------


    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------

         Introduction      4.1
         Appraisal Guidelines                                                                         4.1
         RP Financial Approach to the Valuation                                                       4.2
         Valuation Analysis                                                                           4.3
             1.   Financial Condition                                                                 4.3
             2.   Profitability, Growth and Viability of Earnings                                     4.5
             3.   Asset Growth                                                                        4.7
             4.   Primary Market Area                                                                 4.7
             5.   Dividends                                                                           4.9
             6.   Liquidity of the Shares                                                             4.10
             7.   Marketing of the Issue                                                              4.11
                      A.   The Public Market                                                          4.11
                      B.   The New Issue Market                                                       4.18
                      C.   The Acquisition Market                                                     4.20
             8.   Management                                                                          4.22
             9.   Effect of Government Regulation and Regulatory Reform                               4.22
         Summary of Adjustments                                                                       4.23
         Basis of Valuation - Fully-Converted Pricing Ratios                                          4.23
         Valuation Approaches:  Fully-Converted Basis                                                 4.24
             1.   Price-to-Earnings ("P/E")                                                           4.28
             2.   Price-to-Book ("P/B")                                                               4.30
             3.   Price-to-Assets ("P/A")                                                             4.30
         Comparison to Recent Conversions and MHC Offerings                                           4.30
         Valuation Conclusion                                                                         4.31



                                 LIST OF TABLES
                                    SBU BANK
                                 Utica, New York

TABLE
NUMBER   DESCRIPTION                                                                                    PAGE
------   -----------                                                                                    ----

         1.1          Summary Balance Sheet Data                                                        1.7
         1.2          Historical Income Statement                                                       1.11


         2.1          Summary Demographic Information                                                   2.3
         2.2          Unemployment Trends                                                               2.9
         2.3          Deposit Summary                                                                   2.11


         3.1          Peer Group of Publicly-Traded Thrifts                                             3.5
         3.2          Balance Sheet Composition and Growth Rates                                        3.7
         3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads                  3.10
         3.4          Loan Portfolio Composition Comparative Analysis                                   3.14
         3.5          Interest Rate Risk Measures and Net Interest Income Volatility                    3.16
         3.6          Credit Risk Measures and Related Information                                      3.17


         4.1          Market Area Unemployment Rates                                                    4.8
         4.2          Recent Conversion Pricing Characteristics                                         4.19
         4.3          Market Pricing Comparatives                                                       4.21
         4.4          Calculation of Implied Per Share Data                                             4.25
         4.5          MHC Institutions - Implied Pricing Ratios, Full Conversion Basis                  4.29
         4.6          Pricing Table:  MHC Public Market Pricing                                         4.33



RP Financial, LC.
Page 1.1


                       I. Overview and Financial Analysis

Introduction
------------

SBU Bank ("SBU" or the "Bank"), established in 1839, is a state-chartered mutual savings bank headquartered in Utica, New York. SBU conducts business through the main office in Utica, which includes a full service branch office and eight full service branch offices that are located in the Central New York counties of Oneida, Onondaga and Herkimer. Six branches and the main office are located in Oneida County. A map of the Bank's office locations is included as Exhibit I-1. The Bank's primary regulator is the New York State Banking Department. SBU is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"). As of September 30, 2001, the Bank had $985.7 million in assets, $609.8 million in deposits and total equity of $99.2 million, or 10.1 percent of total assets. SBU's audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization
----------------------

         The Board of Trustees recently adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization (the "Reorganization"). Pursuant to the Reorganization, SBU proposes to convert from a state-chartered savings bank to a federally-chartered savings bank and reorganize into a federal mutual holding company under OTS regulation. As part of the Reorganization, SBU will become a wholly-owned subsidiary of Partners Trust Financial Group, Inc. ("Partners Trust" or the "Holding Company"), a federal corporation, and Partners Trust will issue a majority of its common stock to Partners Trust, MHC (the "MHC"), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. Concurrent with the Reorganization, the MHC will retain $100,000 for initial capitalization and the Holding Company will retain up to 50.0 percent of the net conversion proceeds. Immediately after consummation of the Reorganization, it is not anticipated that the MHC or the Holding Company will engage in any business activity other than ownership of their respective subsidiaries.

RP Financial, LC.
Page 1.2


The MHC will own a controlling interest in the Holding Company of at least 51 percent, and the Holding Company will be the sole subsidiary of the MHC. The Holding Company will also own 100 percent of the Bank's outstanding stock. The Holding Company's initial activity will be ownership of its subsidiary, SBU, investment of the net cash proceeds retained at the holding company level (initially in short- and intermediate-term investment securities) and extending a loan to the Bank's newly-formed employee stock ownership plan ("ESOP"). Subsequent activities of the Holding Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

         In order to enhance the Bank's existing historically strong service and reinvestment activities in the local community, the Reorganization provides for the establishment of a charitable foundation (the "Foundation"). The Bank and the Holding Company will create the Foundation and fund it with authorized but unissued shares of common stock contributed by the Holding Company in an amount equal to 3.0 percent of the shares sold in the public offering and $200,000 of cash. The Foundation is intended to complement the Bank's existing community reinvestment activities and will be dedicated to the promotion of charitable purposes, including among other things education, community and economic development activities, cultural efforts, not-for-profit groups and other charitable purposes within the communities served by the Bank. Funding the Foundation with shares of common stock of the Holding Company will enable the local community served by the Bank to share in the growth and profitability of the Holding Company over the long term through dividends and price appreciation. As such, the Bank believes the Foundation will create a high level of community goodwill toward the Holding Company and the Bank, increase the Bank's local visibility and further enhance the Bank's reputation for community service, thereby strengthening its community banking franchise.

Strategic Overview
------------------

SBU is a community-oriented savings bank, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, SBU's operating strategy has been indicative of a traditional thrift operating strategy, in which 1-4 family

RP Financial, LC.
Page 1.3

mortgage loans and retail deposits have constituted the principal components of the Bank's assets and liabilities, respectively. Lending diversification by the Bank has been most notable in the area of commercial real estate loans and, to a lesser extent, the Bank's loan portfolio composition also reflects diversification into commercial business loans and consumer loans.

         The Bank experienced a notable deterioration in credit quality in the mid-1990s, in which most of the increase in non-performing assets was related to an increase in non-performing commercial real estate and commercial business loans. Since 1996, the Bank's credit quality has exhibited significant improvement, reflecting the resolution of those problem assets through such avenues as workout arrangements, aggressive marketing of foreclosed properties and write-downs of non-performing assets. The Bank has also improved credit quality through more aggressive oversight of the loan portfolio and through improved, more selective underwriting of loans. The current credit risk associated with the loan portfolio is considered to be in part diminished by the stability of the local real estate market, in which a slow growth economy and a shrinking population has substantially curtailed speculative building in the Bank's market area. Accordingly, the Bank's local real estate market generally has not been exposed to boom and bust cycles, which tend to be a product of faster growth markets. At the same time, the characteristics of the market area have also impeded growth of the loan portfolio, as the Bank's balance of total loans outstanding has declined since 1996.

         Investments serve as a supplement to the Bank's lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Investments securities held by the Bank consist primarily of mortgage-backed securities, U.S. Government and agency securities and cash and cash equivalents. The Bank's investment portfolio also includes corporate and other securities, Fannie Mae preferred stock and FHLB stock.

         Retail deposits have consistently served as the primary interest-bearing funding source for the Bank, although the Bank's deposit base has declined in recent years. The decline in deposits reflects the impact of competitive forces, a shrinking population base and management of the Bank's funding costs through less competitive pricing of certain types of deposits. Most of the Bank's decline in deposits has consisted of savings accounts and CDs. The Bank's deposit composition reflects a higher concentration of transaction and savings accounts, as opposed to

RP Financial, LC.
Page 1.4


CDs. As of September 30, 2001, transaction and savings accounts comprised 51.4 percent of the Bank's total deposits. Factors contributing to the Bank's relatively high level of core deposits include the relatively high concentration of elderly customers in the Bank's market area, who in general have a preference towards maintaining their deposits in regular savings accounts, and realizing growth in checking accounts as the result of eliminating fees on checking accounts and developing commercial account relationships.

         Borrowings serve as an alternative funding source for the Bank to support control of funding costs and to manage interest rate risk. In light of the Bank's decline in deposits, borrowings have become a more prominent funding source for SBU in recent years. As of September 30, 2001, the Bank held $227.0 million of FHLB advances and $33.4 million of short-term repurchase agreements. Following the Reorganization, the Bank may use additional borrowings to facilitate leveraging of the increase in capital resulting from the stock offering, in which borrowings would be utilized to fund purchases of investment securities at a positive spread to improve earnings and return on equity. If additional borrowings are required, FHLB advances would likely continue to be the primary source of borrowings utilized by the Bank.

         SBU's earnings base is largely dependent upon net interest income and operating expense levels. In recent years, the Bank has experienced a declining net interest margin, as the result of compression in the interest rate spread. The narrowing of the Bank's yield-cost spread reflects the impact of a shift in interest-earning assets towards a higher concentration of investments, which tend to provide lower yields than loans, and a shift in interest-bearing liabilities towards a higher concentration of borrowings, which tend to bear higher rates than deposits. The Bank's operating expense ratio as a percent of assets has also trended lower in recent years, which has been realized through implementation of strategic objectives to control operating costs and increase operating efficiencies. Notwithstanding the decline in the Bank's operating expense ratio, operating expenses are still considered to be relatively high. The Bank's relatively high operating expense ratio can in part be attributed to the relatively high staffing needs associated with servicing a high concentration of deposits in transaction and savings accounts, as well as the lack of asset growth to facilitate leveraging of operating expenses.

RP Financial, LC.
Page 1.5



         In recent years, SBU's operating strategy has resulted in modest asset growth, an increasing capital position and stable earnings. The Bank's business plan is to continue to operate as a community-oriented bank, serving local customer needs with an array of loan and depository products, and other financial services. The Bank has sought to assemble a well-qualified management team and staff to facilitate the ability to fully realize the business plan objectives.

         A key component of the Bank's plan is to increase capital through the minority stock offering. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of SBU, as well as support the expansion of the Bank's strategic focus of providing competitive community banking services in its local market area. SBU's higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through establishing additional branches in markets currently served by the Bank's branch network or surrounding regional markets. In addition, the Bank or the Holding Company will consider branch acquisitions, acquisitions of other regional thrifts or commercial banks and acquisitions of other financial service providers. The projected use of stock proceeds are highlighted below.

         o MHC. The Bank intends to capitalize the MHC with $100,000 of cash. The primary activity of the MHC will be ownership of the majority interest in the Bank. Such cash is anticipated to be invested into low risk liquid instruments.

         o Holding Company. Partners Trust is expected to retain up to 50 percent of the net offering proceeds. Such funds will initially be used to provide a loan to the Bank's ESOP trust, and the balance will be invested into short-term investments. Over time, the Holding Company funds may be utilized for various corporate purposes, including payment of dividends and possible repurchase of common stock.

         o SBU. Approximately 50 percent of the net conversion proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short- and intermediate-term investments, pending reinvestment into whole loans.

RP Financial, LC.
Page 1.6

Balance Sheet Trends
--------------------

         Table 1.1 shows the Bank's historical balance sheet data from December 31, 1996 through September 30, 2001. From December 31, 1996 through September 30, 2001, SBU exhibited annual asset growth of 1.8 percent. Most of the Bank's asset growth was realized during 1998 and 1999, a period where the Bank recorded growth in loans and investments. Comparatively, the Bank's assets have declined since fiscal year end 2000, reflecting shrinkage in both investments and loans during the period. Overall, the Bank's interest-earning asset composition has exhibited a shift towards a higher concentration of cash and investments, while the concentration of loans comprising interest-earning assets has declined. Notwithstanding the decline in the concentration of loans comprising assets, loans continue to constitute the largest component of the Bank's interest-earning asset composition. Asset growth has been funded primarily by borrowings, as the Bank's current balance of deposits is lower than maintained at year end 1996. A summary of SBU's key operating ratios for the past five and three-quarter years is presented in Exhibit I-3.

         SBU's balance of net loans receivable portfolio declined at a 2.0 percent annual rate from the end of 1996 through September 30, 2001, declining as a percent of assets from 72.7 percent at year end 1996 to 60.6 percent at September 30, 2001. Loan growth was recorded during 1999 and 2000, which was more than offset by declining loan balances during 1997, 1998 and for the nine months ended September 30, 2001. Loan growth has been in part slowed by the Bank's current philosophy of selling originations of 1-4 family fixed rate loans with terms of 30 years and monthly payments.

         SBU's emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 61.6 percent of total loans receivable consisted of 1-4 family permanent mortgage loans at September 30, 2001. Commercial real estate loans represent the Bank's primary area of lending diversification, with such loans equaling 21.9 percent of total loans outstanding at September 30, 2001. The balance of the loan portfolio is diversified among consumer loans and commercial business loans, which comprised 10.3 percent and 6.3 percent of total loans outstanding, respectively, at September 30, 2001. Trends in the Bank's loan portfolio over the past five and three-quarter years indicate that loan growth has been realized in residential real estate loans, which has been more than offset by declines in the balances of commercial real estate, consumer

RP Financial, LC.
Page 1.7

RP Financial, LC.
Page 1.8


and commercial business loans outstanding. Accordingly, the concentration of residential real estate loans comprising total loans outstanding increased from
49.9 at year end 1996 to 61.6 percent at September 30, 2001. All other loan types have declined as a percent of loans outstanding, with the sharpest declines experienced in commercial business loans (11.5 percent of total loans outstanding at year end 1996 versus 6.3 percent at September 30, 2001) and consumer loans (15.4 percent of total loans outstanding at year end 1996 versus
10.3 percent at September 30, 2001). Overall, trends in the Bank's loan portfolio composition imply a shift towards lower yielding loans with a lower degree of credit risk exposure.

         The intent of the Bank's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting SBU's overall credit and interest rate risk objectives. Over the past five and three-quarter years, the Bank's balance of cash and investment securities ranged from a high of 36.1 percent of assets at year end 1999 to a low of 23.7 percent of assets at year end 1996. As of September 30, 2001, cash and investments held by the Bank equaled 34.7 percent of assets. Growth of the investment portfolio has primarily been realized through purchases of mortgage-backed securities, which the Bank has utilized as an investment alternative to offset the decline in loans. As of September 30, 2001, mortgage-backed securities accounted for $241.0 million or 77.1 percent of the investment portfolio. Other investments held by the Bank consisted of U.S. Government and agency securities ($46.4 million), FHLB stock ($11.4 million), Fannie Mae preferred stock ($10.0 million) and corporate and municipal bonds ($3.9 million). To support management of interest rate risk and liquidity, the Bank's current philosophy has been to maintain all investment securities as available-for-sale, with exception of the FHLB stock and $1.6 million of corporate bonds. The Bank maintained an unrealized gain of $7.7 million on investments held as available-for-sale, as of September 30, 2001. In addition to investment securities, SBU maintained cash and cash equivalent funds totaling $29.9 million or 3.0 percent of assets at September 30, 2001, which was at the high end of the range of cash and cash equivalents that has been maintained by the Bank over the past five and three-quarter fiscal years. Exhibit I-4 provides historical detail of the Bank's investment portfolio.



         The Bank also maintains an investment in bank-owned life insurance ("BOLI") policies, which cover the lives of 54 of the Bank's employees. SBU is the owner and beneficiary of the

RP Financial, LC.
Page 1.9


policies and the purpose of the investment is to provide funding for the Bank's employee benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of September 30, 2001, the cash surrender value of the BOLI equaled $22.0 million.

         Over the past five and three-quarter years, SBU's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 1996 through September 30, 2001, the Bank's deposits declined at an annual rate of 2.0 percent. The decline in deposits has consisted of savings, money market and CD accounts, which has been partially offset by an increase in demand accounts. Growth in demand accounts has been facilitated by the elimination of fees on checking account products and the Bank's development of commercial account relationships. Overall, the Bank's deposit composition has been fairly consistent since year end 1996, with transaction and savings accounts comprising 51.4 percent of total deposits at year end 1996 and as of September 30, 2001. However, as a percent of assets, deposits declined from 74.3 percent at year end 1996 to 61.9 percent at September 30, 2001.

         The Bank's asset growth has been primarily funded by increased utilization of borrowings, which equaled $149.0 million and $263.5 million as of December 31, 1996 and September 30, 2001, respectively, an annual growth rate of
12.8 percent. Borrowings as a percent of assets increased from 16.5 percent at year end 1996 to 26.7 percent at September 30, 2001. As of September 30, 2001, the Bank held $227.0 million of FHLB advances, $33.4 million of short-term repurchase agreements and $3.1 million of mortgage escrow funds. FHLB advances held by the Bank have fixed terms with laddered maturities of less than five years.

         Since fiscal year end 1996, positive earnings and an increase in the unrealized gain maintained on securities designated as available-for-sale translated into an annual capital growth rate of 7.2 percent for the Bank. Capital growth outpaced the Bank's asset growth rate, as SBU's equity-to-assets ratio increased from 7.9 percent at year end 1996 to 10.1 percent at September 30, 2001. All of the Bank's capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2001. The addition of stock proceeds will serve to strengthen SBU's capital position and competitive posture within its

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Page 1.10


primary market area, as well as possibly support expansion into surrounding regional markets if favorable growth opportunities are presented. At the same time, as the result of the Bank's relatively high pro forma capital position, SBU's ROE can be expected to be below industry averages following its conversion.

Income and Expense Trends
-------------------------

         Table 1.2 shows the Bank's historical income statements from the year ended December 31, 1996 through the twelve months ended September 30, 2001. Earnings for the Bank over the past five and three-quarter years ranged from a low of 0.08 percent of average assets in 1998 to a high of 0.66 percent of average assets in 1997. For the twelve months ended September 30, 2001, the Bank reported net income of $5.5 million, equal to 0.55 percent of average assets. The relatively low earnings posted during 1998 resulted primarily from a significant increase in loss provisions, which was necessitated by a deterioration in the Bank's credit quality during the mid-1990s. Consistent with the Bank's traditional thrift operating mode, net interest income and operating expenses represent the primary components of SBU's core earnings. Non-interest operating income has been a stable contributor to the Bank's earnings, while loan loss provisions have had a varied impact on earnings. Gains and losses realized from the sale of investments generally have not been a factor in the Bank's earnings.

         Over the past five and three-quarter years, the Bank's net interest income to average assets ratio has ranged from a low of 2.82 percent during 2000 to a high of 3.98 percent during 1996. For the twelve months ended September 30, 2001, net interest income as a percent of average assets increased slightly to
2.87 percent. The general decline in the net interest income ratio since 1996 reflects the impact of interest rate spread compression, as SBU has experienced a more significant decline in the average yield earned on interest-earning assets compared to the average cost paid for interest-bearing liabilities. Accordingly, the Bank's interest rate spread declined from 3.85 percent during 1996 to 2.65 percent during 2000. For the nine months ended September 30, 2001, the Bank's interest rate spread increased slightly to 2.74 percent. The narrowing of the yield-cost spread reflects the decline in yield resulting from a shift in the Bank's interest-earning asset composition, in which the concentration of loans comprising

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Page 1.12


interest-earning assets has declined and the concentration of comparatively lower yielding cash and investments has increased. At the same time, the composition of the Bank's interest-bearing liabilities has shifted towards a higher concentration of borrowings, which tend to have comparatively higher rates than deposits. The slight improvement in the Bank's interest rate spread during the nine months ended September 30, 2001 was supported by a larger decline in rates paid for interest-bearing liabilities compared to the decline in yield earned on interest-earning assets. The decline in funding rates was the result of lower rates paid for both deposits and borrowings. SBU's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

         Consistent with the Bank's traditional thrift operating philosophy, sources of non-interest operating income have not been a major contributor to the Bank's earnings. Throughout the period shown in Table 1.2, non-interest operating income has ranged from a low of 0.54 percent of average assets in 1996 to a high of 0.68 percent of average assets in 1998 and for the twelve months ended September 30, 2001. Sources of non-interest operating income consist substantially of service fees, miscellaneous sources of income generated from the Bank's retail banking activities and income realized from the appreciation of the cash surrender value of bank-owned life insurance policies. At this time, the Bank has no immediate plans to further diversify into activities that would generate additional non-interest operating income and, thus, SBU's earnings can be expected to remain highly dependent upon the net interest margin.

         Operating expenses represent the other major component of the Bank's earnings, ranging from a low of 2.57 percent of average assets during 2000 to a high of 3.47 percent of average assets during 1998. For the twelve months ended September 30, 2001, operating expenses as a percent of average assets equaled
2.62 percent. The general downward trend in the Bank's operating expense ratio is particularly notable, since it has been achieved over a period of limited asset growth and, thus, lower operating expenses rather than asset growth has largely accounted for the decline in the operating expense ratio. Lower operating expenses have been realized through implementation of cost controls and improved operating efficiencies However, upward pressure will be placed on the Bank's operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the

RP Financial, LC.
Page 1.13

stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank's capacity to leverage operating expenses through pursuing a more aggressive growth strategy.



         Overall, the general trends in the Bank's net interest margin and operating expense ratio since 1996 have resulted in a slight decline in the Bank's core earnings, as indicated by a decline in the expense coverage ratio (net interest income divided by operating expenses). SBU's expense coverage ratio equaled 1.34 times during 1996, versus a comparable ratio of 1.10 times during the twelve months ended September 30, 2001. Likewise, SBU's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and non-interest operating income) of 73.8 percent for the twelve months ended September 30, 2001 was less favorable than the 65.9 percent efficiency ratio maintained during 1996. The Bank's less favorable expense coverage and efficiency ratios for the most recent twelve month period were the result of a decline in the net interest income ratio. Over the past five and three-quarter years, credit quality related losses have had a varied impact on the Bank's earnings. Loan loss provisions established by the Bank ranged from a low of zero loss provisions in 1999 to a high of 0.86 percent of average assets during 1998. For the twelve months ended September 30, 2001, loan loss provisions established by the Bank equaled $2.2 million or 0.22 percent of average assets. The higher level of loss provisions established during 1998 was necessitated by the significant charge-offs recorded during the period, as SBU recorded net charge-offs of $7.1 million during 1998. Comparatively, net charge-offs recorded for the twelve months ended September 30, 2001 equaled $3.2 million. As of September 30, 2001, the Bank maintained valuation allowances of $7.5 million, equal to 1.25 percent of net loans receivable and 146.2 percent of non-performing assets and accruing loans 90 days or more past due. Exhibit I-6 sets forth the Bank's loan loss allowance activity during the past five and three-quarter years.

         Gains resulting from the sale of investments have not been a material factor in the Bank's earnings over the past five and three-quarter years. In fact, the only investment gains recorded during the period covered in Table 1.2 were during the twelve months ended September 30, 2001

RP Financial, LC.
Page 1.14


and equaled 0.03 percent of average assets. The gains posted during the most recent twelve month period are not considered to be part of the Bank's recurring or core earnings.



         SBU's effective tax rate ranged from a high of 41.8 percent in 1996 to a low of 25.5 percent for the twelve months ended September 30, 2001. The relatively low effective tax rate posted during the most recent twelve month period was primarily attributable to tax exempt income. As set forth in the prospectus, the Bank's statutory tax rate equals 39.7 percent.

Interest Rate Risk Management
-----------------------------

         The Bank pursues a number of strategies to manage interest rate risk, which have been fairly effective in limiting the repricing mismatch between interest rate sensitive assets and liabilities. Management of the Bank's interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee ("ALCO") monthly. SBU relies on in-house modeling to monitor and analyze the effects that interest rate movements will have on the balance sheet and on net interest income. Based on the Bank's balance sheet as of September 2001, a 200 basis point instantaneous and sustained rise in interest rates would result in a 1.53 percent decline in net interest income in year 1 (see Exhibit I-7).

The Bank manages interest rate risk from the asset side of the balance sheet, through such strategies as maintaining investments as available-for-sale and investing in securities with short-terms or floating rates, selling originations of long-term 1-4 family fixed rate loan originations with monthly payments to the secondary market and diversifying into interest rate sensitive types of lending. As of September 30, 2001, of the total loans due after September 30, 2002, ARM loans comprised 40.9 percent of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with laddered maturities out to four years and emphasizing growth of lower cost and less interest rate sensitive transaction and savings accounts.

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Page 1.15


Lending Activities and Strategy
-------------------------------

         SBU's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and one-to-four family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate loans. Other areas of lending diversification for the Bank include consumer loans and commercial business loans. Exhibit I-9 provides historical detail of SBU's loan portfolio composition over the past five and three-quarter years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of September 30, 2001.

         SBU originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, retaining all ARM loan originations for portfolio. FHA loans and conventional fixed rate loans with 30-year terms and monthly payments are generally sold to the secondary market, with servicing retained by the Bank on the conventional loans sold. Fixed rate loans with 15-year terms and 30-year fixed rate loans with bi-weekly payments are generally retained for investment by the Bank. In the current interest rate environment, most of the Bank's 1-4 family lending volume consists of fixed rate loans. ARM loans offered by the Bank include loans with repricing terms of one, three or five years and are indexed to U.S. Treasury notes of comparable maturities as the repricing term. Initial rates on ARM loans are typically discounted from the fully-indexed rate. The Bank typically requires a loan-to-value ("LTV") ratio of 80.0 percent or less for 1-4 family loans, but will lend up to a 90.0 percent LTV ratio with private mortgage insurance ("PMI"). As of September 30, 2001, the Bank's 1-4 family permanent mortgage loan portfolio totaled $372.5 million or 61.6 percent of total loans outstanding. The balance of residential real estate loans outstanding includes residential construction loans that approximated $1.0 million at September 30, 2001.

         The balance of the mortgage loan portfolio consists of commercial real estate loans, which are collateralized primarily by properties in the Bank's normal lending territory. Commercial real estate loans are originated up to a maximum LTV ratio of 80.0 percent. Loan terms typically provide for three- or five-year ARM loans or fixed rate loans with a five-year balloon provision. Amortization terms for commercial real estate loans are for periods of up to

RP Financial, LC.
Page 1.16


20 years. ARM loans are currently indexed to the comparable term FHLB advance rate plus a margin. Properties securing the commercial real estate loan portfolio consist primarily of apartment buildings, office buildings, multi-tenant retail properties and single-tenant retail properties. As of September 30, 2001, the Bank's commercial real estate loan portfolio totaled $132.3 million or 21.9 percent of total loans outstanding. The balance of commercial real estate loans outstanding includes commercial real estate construction loans that totaled approximately $7.0 million at September 30, 2001.

         Construction loans originated by the Bank consist of loans to finance the construction of 1-4 family residences and commercial properties. The Bank's construction lending activities are typically construction/permanent loans, in which the construction loan converts to a permanent loan upon completion of the construction. Residential construction loans are typically fixed rate loans and commercial real estate construction loans are typically floating rate loans tied to the Wall Street Journal Prime Rate. Both require payment of interest only during the construction period. SBU will originate construction loans up to a LTV ratio of 80.0 percent.

         Diversification into non-mortgage lending consists of consumer loans, as well as commercial business loans. The consumer loan portfolio consists primarily of automobile loans generated through indirect lending relationships and direct branch originations. Automobile loans are originated as fixed rate loans for terms of up to five years. The Bank maintains indirect lending relationships with approximately 47 local dealerships for both new and used cars. Loan rates vary for automobile loans, based on the age of the car and the term of the loan. Longer term loans for used cars earn the highest rate. Other loans included in the consumer loan portfolio consist of home equity lines of credit, home improvement loans, personal loans and loans secured by boats and recreational vehicles. Home equity lines of credit are floating rate loans tied to the Wall Street Journal Prime Rate and are limited to a maximum LTV ratio of
80.0 percent of the combined balance of the home equity line of credit and the first lien. The Bank is no longer active in the origination of loans for boats and recreational vehicles. Accordingly, growth of the consumer loan portfolio will be primarily dependent upon growth of automobile and home equity loans. As of September 30, 2001, SBU's outstanding balance of consumer loans totaled $62.1 million or 10.3 percent of total loans outstanding.

RP Financial, LC.
Page 1.17


         The balance of the loan portfolio consists of commercial business loans, which totaled $38.2 million or 6.3 percent of total loans outstanding at September 30, 2001. Commercial business loans held by the Bank consist mostly of secured loans that are extended to local businesses for purposes of working capital or equipment financing. Loan terms for commercial business loans provide for fixed or floating rate loan terms based on the Wall Street Journal Prime Rate plus a margin. Loan terms are typically for three-to-five years and higher rates are earned on small business loans of less than $250,000. Commercial business lending is a desired growth area for the Bank, in which SBU will be targeting small- and mid-size companies in the local market area as the primary source of commercial loan growth.

         Exhibit I-11 provides a summary of the Holding Company's lending activities over the past three and three-quarter years. During the past three and three-quarter years, originations of 1-4 family loans accounted for $334.0 million, or 43.0 percent of the Bank's total lending volume. During the past three years the Bank's 1-4 family lending volume declined from $99.6 million of originations in 1998 to $65.8 million of originations in 2000. However, the Bank's 1-4 family lending volume for the nine months ended September 30, 2001 was notably higher compared to the year ago period ($71.8 million versus $50.1 million for the nine months ended September 30, 2000), which was supported by a higher demand for loans to be refinanced. The stronger demand for loan refinancings also translated in higher repayments during the nine months ended September 30, 2001 compared to the year ago period. Growth of the 1-4 family loan portfolio has been partially slowed by the sale of fixed rate loan originations, which peaked at $53.3 million during 1998.

         Commercial business loan originations constituted the Bank's second most active area of lending during the past three and three-quarter years, with such originations totaling $211.2 million or 27.2 percent of the Bank's total lending volume. Loan growth for SBU was most significant in 2000, in which net loan growth of $33.6 million was realized as the result of a decline in repayments and loan sold that more than offset a reduction in loans originated. Loan shrinkage was most significant in 1998, based on a net decrease in loans of $66.7 million. The decline in loans was attributable to peak balances of loan repayments and loans sold, as well as an increase in the amount of net charge-offs recorded. For the nine months ended September 30,

RP Financial, LC.
Page 1.18


2001, the Bank recorded a net decrease in loans of $7.1 million, reflecting the impact of a decline in total loans originated and an increase in repayments compared to the year ago period.

Asset Quality
-------------

         The Bank's balance of non-performing assets and accruing loans that are more than 90 days past has shown a favorable downward trend over the past five and three-quarter years, equaling 2.41 percent and 0.52 percent of assets as of December 31, 1996 and September 30, 2001, respectively. The improvement in credit quality has been realized through resolution of problem assets, as well as through more aggressive oversight of the loan portfolio and through improved, more selective underwriting. As shown in Exhibit I-12, the Bank held $4.3 million of non-accruing loans, $628,000 of accruing loans that are 90 days or more past due and $158,000 of other real estate owned, as of September 30, 2001. Non-accruing residential real estate loans of $1.8 million accounted for the largest component of the non-accruing loan balance, followed by commercial real estate loans of $1.4 million and commercial business loans of $1.1 million.

         The Bank reviews and classifies assets on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Bank maintained valuation allowances of $7.5 million at September 30, 2001, equal to 1.25 percent of net loans receivable and 146.2 percent of non-performing assets and accruing loans that are 90 days or more past due.

Funding Composition and Strategy
--------------------------------

         Deposits have consistently served as the Bank's primary source of funds and at September 30, 2001 deposits accounted for 69.8 percent of SBU's interest-bearing funding composition. Lower cost savings and transaction accounts comprise the largest component of the Bank's deposit composition, with such deposits amounting to $313.4 million, or 51.4 percent, of total deposits at September 30, 2001. Money market accounts comprise the largest component of the Bank's transaction and savings account balance, equaling $116.2 million or 37.1 percent of total transaction and savings accounts at September 30, 2001.

RP Financial, LC.
Page 1.19


         CDs comprise the balance of the Bank's deposit composition, with SBU's current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of September 30, 2001, the CD portfolio totaled $296.3 million or 48.6 percent of total deposits, with 72.0 percent of the CD balance maturing in less than one year. As of September 30, 2001, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $47.6 million or
16.1 percent of total CDs. The Bank generally supplements local retail deposits with a limited amount of brokered CDs, which totaled $15.0 million as of September 30, 2001. Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at September 30, 2001.

         Borrowings serve as an alternative funding source for the Bank to support control of funding costs and to manage interest rate risk. The Bank's use of borrowings has generally increased over the past five and three-quarter years for purposes of funding asset growth, as well as deposit runoff. As of September 30, 2001, the Bank held $263.5 million of borrowings, which consisted primarily of $227.0 million of FHLB advances and $33.4 million of short-term repurchase agreements. FHLB advances held by the Bank have fixed terms with laddered maturities of up to four years. Exhibit I-14 provides detail of the Bank's borrowings activities during the past three and three-quarter years. On a post-conversion basis, the Bank may use borrowings to leverage the balance sheet, in which borrowings would be utilized to fund purchases of investment securities at a positive spread to improve return on equity. If additional borrowings are obtained by the Bank, FHLB advances would likely continue to be the primary source of borrowings utilized by the Bank.

Subsidiaries
------------

         SBU currently maintains two wholly-owned subsidiaries: 233 Genesee Street Corporation ("233 Genesee Street") and SBU Investment Services, Inc. ("SBU Investment"). 233 Genesee Street is a New York State Article 9A company that is primary involved in holding a portion of the Bank's investment portfolio. As of September 30, 2001, approximately $57 million of the Bank's investment portfolio was held by 233 Genesee Street. SBU Investment

RP Financial, LC.
Page 1.20


earns commission income primarily through the sale of mutual funds and annuities through designated employees who are registered sale representatives. The Bank also maintains an interest of approximately 20.0 percent in a title insurance agency, which generates fee income through providing title insurance services to the Bank's loan customers.


Legal Proceedings
-----------------

         The Bank is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the Bank's financial condition or results of operations.

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Page 2.1



                                 II. MARKET AREA

Introduction
------------

     SBU conducts operations through nine full service branch offices in Central New York. The Bank's offices serve Oneida, Herkimer and Onondaga Counties. SBU is headquartered in Oneida County, where the Bank maintains its largest market presence with seven full service branches. The Bank maintains one branch each in the counties of Herkimer and Onondaga. The major portion of SBU's activities are conducted within markets served by the retail branches and surrounding contiguous markets. Exhibit II-1 provides information on the Bank's office facilities.

     The Bank's market area can be characterized as being a mixture of rural, urban and suburban markets. SBU's market area has a fairly diversified economy, with services, wholesale/retail trade, government and manufacturing constituting the basis of the local economy. The market area economy suffered a downturn in terms of economic activity and real estate values in the early-1990s, reflecting the impact of the national recession and downsizing by defense-related industries. However, in the late-1990s, the Bank's primary market area economy started to show some signs of stabilizing from the downturn, which can be attributed to an improved national economy and state and county initiatives that have focused on revitalizing industrial development in the Mohawk Valley region. The Bank's competitive environment includes a number of thrifts, commercial banks, and other financial services companies, some of which have a regional or nationwide presence. In recent years, the competitive environment has also been characterized by notable consolidation among financial institutions.

     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area.

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Page 2.2



Market Area Demographics
------------------------

     Demographic growth in the Bank's market area has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.1. In the 1990s, the Bank's market area exhibited less favorable growth characteristics than the comparable growth rates for New York and the U.S. All three of the primary market area counties experienced population declines in the 1990s, with Oneida County posting the most significant loss in population based on a 1.0 percent annual rate of decline. Onondaga County, which is the most populous county served by the Bank and includes the Syracuse metropolitan area, posted an annual population decline rate of 0.3 percent. Herkimer County's population declined at a 0.5 percent annual rate during the 1990s. The decline in the Bank's primary market area population reflects the impact of a contracting manufacturing sector and the loss of certain key employers such as Griffis Air Force Base and Martin Marietta. Accordingly, as the result of the flight of younger and middle-aged residents to more attractive economic areas, the Bank serves a relatively old population base, most notably in Oneida and Herkimer Counties. Individuals 65 years or older comprised 16.1 percent and 16.3 percent of the total population in Oneida County and Herkimer County, respectively, versus comparable measures of 12.6 percent of the nation's population and 13.3 percent of New York's population. Age distribution measures for Onondaga County were fairly comparable to the New York measures, with 13.7 percent of the population consisting of individuals 65 years or older.

     Growth in households mirrored the population growth rates, as all three of the primary market area counties recorded a decline in households during the 1990s. Over the next five years, the Bank's primary market area is projected to experience further declines in population and households, with the rate of decline approximating trends that have prevailed during the 1990s. Comparatively, New York and the U.S. are projected to sustain positive growth in population and households over the next five years, with their projected growth rates also remaining essentially the same as recorded during the previous decade.

     Median household and per capita income measures for the primary market counties were below the comparable measures for the U.S. and New York. In general, the lower than average income levels in the market area reflect the somewhat rural nature of those markets and a

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

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Page 2.4



workforce that is composed of a relatively high concentration of blue collar workers, both skilled and unskilled. The comparatively higher household and per capita income measures indicated for Onondaga County reflect the influence of a workforce that includes a larger concentration of higher paying professional and white collar jobs that are a product of the Syracuse metropolitan area. In comparison to the U.S. and New York, household and per capita income growth rates were also lower for the primary market area counties during the 1990s, reflecting the negative economic implications of a shrinking population base. The less affluent nature of the Bank's primary area is further implied by household income distribution measures, which show that, in comparison to the U.S. and New York, Oneida County and Herkimer County maintain a higher percentage of households with incomes of less than $15,000 and all three of the primary market area counties maintain a lower percentage of households with incomes in the upper income brackets.

     In summary, the demographic characteristics of Oneida and Herkimer Counties are not considered to be highly conducive for loan or deposit growth, and, thus, SBU's growth will be somewhat contingent upon gaining market share or through geographic expansion. The Bank's management anticipates that gains in market share may be achieved through building on SBU's community banking image, as well as strengthening SBU's image as a business bank and through diversification of products and services. The Bank will also continue to evaluate opportunities to expand through acquisition, both in current markets served or surrounding regional markets.

National Economic Factors
-------------------------

     The future success of the Bank's operations is partially dependent upon various national and local economic trends. Trends in the national economy have generally reflected a slowing pace of growth since mid-2000, although unemployment rates remained below 5.0 percent throughout 2000 and declined to a 30-year low of 3.9 percent most recently in October 2000.

     Signs of slower economic growth became more pronounced in the first quarter of 2001, as a number of companies initiated lay-offs to offset profit erosion caused by slackening demand for products and services in general. Manufacturing activity in January 2001 plunged to a level

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Page 2.5



that generally indicates the economy is in a recession, while the unemployment rate for January 2001 increased to 4.2 percent. The economic slow down and the general decline in the stock market combined to erode consumer confidence as well. Stronger-than-expected job growth in February and a steady unemployment rate provided signs that the economy may have stabilized short of a recession. However, March data suggested the economy was continuing to slow, as the unemployment rate edged up to 4.3 percent and retail sales for March came in sharply below expectations.

     Initial claims for unemployment insurance reached a five-year high in early-April 2001, which raised concerns that consumer spending could weaken markedly in the coming months. The April unemployment rate rose to 4.5 percent, which was the highest rate posted in two and one-half years and the loss of jobs experienced in April was the most in any month since February 1991. While April retail sales beat expectations and consumer confidence climbed in April, other economic indicators generally suggested that the economy was continuing to struggle. The manufacturing slump continued in April, new home sales fell in April and profit margins continued to decline in the first quarter. A downward revision in first quarter GDP growth, from 2.0 percent to 1.3 percent, a decline in April durable goods orders and a rise in office vacancy rates in the first quarter further undercut expectations of a rapid recovery in the economy. Economic data for May 2001 suggested that, outside of the manufacturing sector, economic conditions may have leveled off. The loss of jobs in May was modest and the unemployment rate in May declined to 4.4 percent, although the manufacturing sector continued to experience job shrinkage. Despite the general downturn in the economy, the housing sector continued to prosper from the decline in mortgage rates. Home sales of previously owned homes rose in May to the third highest monthly level ever recorded and year-to-date sales of existing homes were up 2.6 percent compared to a year ago. Economic data for June 2001 provided mixed signals on the strength of the economy. The jobless rate for June rose to
4.5 percent, but consumer spending held up in June and new orders for durable goods were strong in June. GDP growth for the second quarter was a meager 0.2 percent, the weakest growth in eight years, as business cut investment spending by the largest amount in nearly two decades.

     Unemployment held steady at 4.5 percent in July 2001, although the labor report showed

RP Financial, LC.
Page 2.6

another drop in the number of jobs. The slowing economy also negatively impacted the budget surplus and consumer confidence. The budget surplus declined to $2.5 billion in July, half its year ago level, while consumer confidence fell in August for the second straight month. However, inflation remained in-check, as consumer prices fell in July and remained flat in August, largely on lower energy prices. While a key index showed improvement in the manufacturing sector in August, unemployment for August surged to 4.9 percent. The spike in unemployment raised fears of a pullback in consumer spending, which had been keeping the economy afloat during the slowdown.

     The September 11, 2001 terrorist attack had negative implications throughout the U.S. economy and increased expectations that a recession was unavoidable. The U.S. economy shrank at a 0.4 percent annual rate in the third quarter of 2001, existing home sales fell 11.7 percent in September and the index of leading economic indicators fell 0.5 percent in September. Consumer confidence in October fell to its lowest level in seven years, as the October unemployment rate hit a five-year high of 5.4 percent. A decline in the manufacturing index for October provided another sign that the economy was continuing to struggle. The Federal Reserve's "beige book" report indicated that economic activity generally remained soft in October and the first half of November, with evidence of additional slowing in most regions of the U.S. Residential mortgage delinquencies rose in third quarter, reflecting the impact of a rising unemployment rate. The November unemployment rate rose to 5.7 percent, it highest level in more than eight years. However, other economic data for November, such as a modest recovery in manufacturing and a strengthening service sector, fueled optimism about an economic rebound.

     Interest rate trends have been varied over the past year. The strong economic growth in 1999 and the first three quarters of 2000 prompted the Federal Reserve to increase rates six times, resulting in a total rate increase of 1.75 percent from mid-1999 to late-2000. Higher short-term rates resulted in an inverted yield curve during most of 2000, as longer term interest rates did not match the increase exhibited in short-term rates. The lower yields maintained on the longer term Treasuries were in part due to the Treasury Department's debt buy back program that involved purchases of approximately $30 billion of long-term Treasuries during fiscal 2000

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Page 2.7



and plans to continue the buy back program into the future. Short- and long-term interest rates declined in the fourth quarter of 2000, which was attributable to a number of factors including the slow down in the economy, volatility in the stock market and uncertainty over the outcome of the Presidential election.

     Concerns of a slumping economy prompted the Federal Reserve to reduce the overnight federal funds rate by 50 basis points in early-January 2001, which was followed with another 50 basis point rate cut at the end of January. The two interest rate cuts and expectations of further rate cuts facilitated the reversion to a more normal yield curve in the one-to-thirty year range. Short-term interest rates continued to decline through the end of the first quarter, as the Federal Reserve cut short-term interest rates by another half a point in late-March. The third rate-cut in 2001 provider for a steeper yield curve, as long-term interest rates edged higher at the end of the first quarter.

     The steepening of the yield curve continued at the beginning of the second quarter, particularly following the surprise inter-meeting rate cut that was implemented by the Federal Reserve in mid-April 2001. The Federal Reserve cited slowing business investment and falling profits in its decision to lower rates by 50 basis points a month ahead of its regularly scheduled meeting in May. Lower short-term yields and higher long-term yields both contributed to the steepening slope of the yield curve, as investors sold longer-term U.S. Treasuries in anticipation of more rate cuts by the Federal Reserve. The Federal Reserve cut short-term rates by a half a point at its mid-May meeting, based on indications that a recession remained as the greatest danger for the U.S. economy. Interest rates eased lower through most of June, as economic data continued to indicate modest risk of inflation.

     Low inflation readings and ongoing weakness in the economy facilitated a sixth rate cut of 0.25 percent by the Federal Reserve at its late-June 2001 meeting. Interest rates eased lower in mid-July, in conjunction with the weak employment report for June and indications that the job market continued to deteriorate in July. The downward trend in interest rates continued to prevail through mid-August, in light of diminished prospects for a rebound in the economy during the second half of the year. The Federal Reserve cut interest rates by 0.25 percent in mid-August, citing continued weakness in business investment and profits and slowing growth

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Page 2.8



overseas. The Federal Reserve also indicated that it was more likely to lower than increase rates in the future.

     On September 17, 2001, the Federal Reserve cut short-term rates by 0.50 percent, in a move to provide support to the stock market on its first day of trading following the terrorist attack. Growing expectations of a recession and low inflation readings provided for a continuing easing of interest rates through the end of September. Interest generally stabilized during the first half of October, following another 0.50 percent rate cut by the Federal Reserve at its early-October meeting. At the early-October meeting, the Federal Reserve left the door open to further cut rates, as it continued an aggressive campaign to stimulate the economy. The downward trend in interest rates resumed in late-October, as economic data provided further indications of a slumping economy. Long-term interest rates declined sharply at the close of October, following the Treasury's surprise announcement that it would stop selling the 30-year bond.

     The Federal Reserve cut interest rates by a half a point at its early-November meeting to their lowest level since 1961 and suggested more rate cuts could be in store if the economy continued to contract. Treasury prices slid in mid-November on better-than-expected economic data and growing expectations that the U.S. economy may be on the brink of recovery. However, further indications that a recovery in the economy was not imminent and news that consumer confidence slid to an eight-year low in November provided for a rebound in bond prices in late-November. Bond prices fell sharply in early-December on worries that an improving U.S. economy would bring higher interest rates. As of December 7, 2001, one-year and 10-year U.S. government bond were yielding 2.49 percent and 5.16 percent, respectively, versus comparable year ago rates of 5.74 percent and 5.32 percent. Exhibit II-2 provides historical interest rate trends from 1991 through December 7, 2001.

Local Economy
-------------

     The Bank's primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, government and manufacturing serving as the basis of the local economy. Service jobs represent the largest employer in all three of the primary market area counties, with jobs in wholesale/retail trade and government, accounting for the second and

RP Financial, LC.
Page 2.9


third largest employment sectors in all three of the primary market area counties. Once the backbone of the regional economy, the manufacturing sector has stabilized following years of decline. Metals and metal-related industries comprise the basis of the region's manufacturing sector. Similar to national trends, most of the recent job growth realized in the primary market area counties has been in service related industries. Comparatively, job growth in other industries has been fairly limited in recent years, which has been a significant factor in the region's declining population. Job growth has been strongest in Onondaga County, including growth of manufacturing jobs. Growth of the manufacturing sector is viewed as being particularly beneficial to the local economy, as such jobs tend to be relatively high paying jobs.

     Comparative unemployment rates for the primary market area counties, as well as for the U.S. and New York, are shown in Table 2.2. The unemployment data for the market area implies a stable economy, notwithstanding the limited job growth, as recent unemployment rates for the three primary market area counties were lower than the comparable measures for New York and the U.S. The comparatively lower level of unemployment for the Bank's primary market area reflects the impact of a declining population and resulting smaller workforce, as opposed to the creation of a large amount of new jobs. Similar to the U.S. and New York, the October 2001 unemployment rates for Oneida and Onondaga Counties were higher than a year ago, while Herkimer County's October 2001 unemployment rate was slightly lower compared to a year ago.


                                    Table 2.2
                             Unemployment Trends(1)

                                  October 2000          October 2001
         Region                   Unemployment          Unemployment
         ------                   ------------          ------------

         United States                3.6%                  5.0%
         New York                     4.3                   4.9
         Herkimer County              3.9                   3.4
         Oneida County                3.5                   3.9
         Onondaga County              3.5                   4.0

         (1)      Unemployment rates have not been seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.

RP Financial, LC.
Page 2.10



Market Area Deposit Characteristics and Competition
---------------------------------------------------

     Competition among financial institutions in the Bank's market area is significant, and, as larger institutions compete for market share to achieve economies of scale, the market environment for the Bank's products and services is expected to become increasingly competitive in the future. Among the Bank's competitors are much larger and more diversified institutions, which have greater resources than maintained by SBU. Financial institution competitors in the Bank's primary market area include other locally-based thrifts, banks and credit unions, as well as regional, super regional and nationwide banks. From a competitive standpoint, SBU has sought to emphasize its community-orientation in the markets served by its branches.

     The Bank's retail deposit base is closely tied to the economic fortunes of Central New York and, in particular, the areas of the region that are nearby to one of SBU's nine branches. Table 2.3 displays deposit market trends from June 30, 1998 through June 30, 2000 for the branches that were maintained by the Bank during that period. Additional data is also presented for the State of New York. The data indicates that deposit growth in the Bank's primary market area has been positive and generally comparable to the overall deposit growth rate posted by all New York banks and thrifts. Consistent with the State of New York, commercial banks maintained a larger market share of deposits than savings institutions in all of the primary market area counties served by the Bank's branches.

     SBU's largest balance and largest market share of deposits is maintained in Oneida County, where the Bank is headquartered and currently maintains seven of its nine branches. The Bank's $587.3 million of deposits at the Oneida County branches represented a 21.6 percent market share of thrift and bank deposits at June 30, 2000. Negative deposit growth at the Oneida County branches, as well as the Herkimer branch, translated into a slight decline in deposit market share in those two counties during the period covered in Table 2.3. The Bank no longer maintains a branch presence in Otsego County, as both branches were closed and the deposits were transferred to other branches maintained by the Bank. The Onondaga County branch was opened in June 2000 and, thus, maintained only a nominal balance of deposits at June 30, 2000.

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Page 2.11

RP Financial, LC.

Page 2.12



     Future deposit growth may be enhanced by the infusion of the stock proceeds, as the additional capital will improve SBU's competitive position and leverage capacity. The Bank should also continue to benefit from its favorable image as a locally-owned and community-oriented institution. However, given the competition faced by SBU and the primary market area's declining population, it will be difficult for the Bank to realize notable growth in deposits without paying above market rates for deposits or further expanding the Bank's branch network. At this time, the Bank has no definitive plans to establish or acquire additional branches, although the Bank's strategic plan provides for possible expansion of the branch network through acquisition or establishing de novo branches.

RP Financial, LC.
Page 3.1



                            III. PEER GROUP ANALYSIS

     This chapter presents an analysis of SBU's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of SBU is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between SBU and the Peer Group, will then be used as a basis for the valuation of SBU's to-be-issued common stock.

Peer Group Selection
--------------------

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 27 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) certain MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

     Given the unique characteristic of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for SBU's valuation should be comprised of subsidiary institutions of mutual holding companies. The Peer Group is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be

RP Financial, LC.
Page 3.2



comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison
-------------------

     This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Bank. The differences between the Peer Group's reported financial data and the financial data of SBU as a mutual institution are not significant enough to

RP Financial, LC.
Page 3.3



distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

SBU's Peer Group
----------------

     Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded New York-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to SBU. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In the selection process, publicly-traded MHCs with assets of more than $300 million and less than $5.0 billion were considered for the Peer Group. Institutions with assets of less than $300 million or more than $5.0 billion were considered to be less comparable to SBU in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Fourteen publicly-traded MHC companies currently maintain assets of more than $300 million and less than $5.0 billion and eleven were selected for the Peer Group: Charter Financial of Georgia was excluded from the Peer Group due to its recent conversion to the MHC form of ownership (Charter Financial's minority stock offering was completed in October 2001), while Wayne Savings Bancshares, Inc. of Ohio and Willow Grove Bancorp of Pennsylvania were excluded from the Peer Group on the basis of their pending second-step conversions. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

RP Financial, LC.
Page 3.4



     Unlike the universe of publicly-traded thrifts, which includes approximately 239 companies, the universe of public MHC institutions is small, thereby limiting the prospects of a relatively comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between SBU and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between SBU and the Peer Group.

     Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to SBU, we believe such companies form a good basis for the valuation of SBU, subject to certain valuation adjustments.

     In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (12.00 percent of assets versus 10.54 percent for the all public average), generate slightly higher core earnings (0.77 percent ROA versus 0.69 percent average for the all public average), and generate a slightly lower core ROE (6.38 percent core ROE versus 7.01 percent for the all public average). Please note that RP Financial has used core earnings in this discussion to eliminate the effects of non-operating items. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

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Page 3.5

RP Financial, LC.
Page 3.6






                                                                                                 Fully
                                                                                Peer Group     Converted
                                                                 All             Reported        Basis
                                                           Publicly-Traded         Basis      (Pro Forma)


         Financial Characteristics (Averages)
         ------------------------------------
         Assets ($Mil)                                        2,170                1,270         1,379
         Equity/Assets (%)                                    10.54%               12.00%        19.70%
         Core Return on Assets (%)                             0.69                 0.77          0.97
         Core Return on Equity (%)                             7.01                 6.38          4.77

         Pricing Ratios (Averages)(1)
         -------------------------
         Core Price/Earnings (x)                              16.02x               22.22x        17.97x
         Price/Book (%)                                      114.07%              160.84%        85.94%
         Price/Assets (%)                                     11.80                18.89         17.10

         (1)  Based on market prices as of December 7, 2001.

     The following sections present a comparison of SBU's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition
-------------------

     Table 3.2 shows comparative balance sheet measures for SBU and the Peer Group. SBU's and the Peer Group's ratios reflect balances as of September 30, 2001, unless otherwise indicated for the Peer Group companies. SBU's net worth base of 10.1 percent was below the Peer Group's average net worth ratio of 12.0 percent. However, the Bank's pro forma capital position will increase with the addition of stock proceeds and will likely exceed the Peer Group's ratio following the stock offering. All of the Bank's capital consisted of tangible capital, while the Peer Group's capital included intangibles equal to 1.1 percent of assets. The increase in SBU's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank's higher pro forma capitalization will also result in a relatively low return on equity. Both the Bank's and the Peer Group's capital ratios reflected healthy capital surpluses

RP Financial, LC.
Page 3.7

RP Financial, LC.
Page 3.8



with respect to the regulatory capital requirements. On a pro forma basis, the higher surpluses currently maintained by the Bank will become more significant.

     The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both SBU and the Peer Group. The Peer Group's loans-to-assets ratio of 63.2 percent exceeded the comparable SBU ratio of 60.6 percent. Comparatively, the Bank's cash and investments-to-assets ratio of 34.7 percent exceeded the comparable ratio for the Bank of 32.3 percent. Overall, SBU's interest-earning assets amounted to 94.1 percent of assets, which was slightly less than the comparable Peer Group ratio of 95.5 percent. The Bank's lower ratio was primarily the result of its BOLI investment, which amounted to $22.0 million or 2.2 percent of assets. The BOLI investment is a source of non-interest income for the Bank, in which appreciation of the asset is recognized as income.

     SBU's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank's deposits equaled 61.9 percent of assets, which was less than the Peer Group average of
73.4 percent. Comparatively, borrowings (excluding mortgage escrow funds) were utilized to a greater degree by the Bank, as indicated by borrowings-to-assets ratios of 26.4 percent and 13.2 percent for the Bank and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 88.3 and 86.6 percent, respectively, with the Peer Group's lower ratio supported by its maintenance of a higher capital position.

     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Bank's ratio, based on respective ratios of 106.6 percent and 110.3 percent. The additional capital realized from stock proceeds should serve to provide SBU with an IEA/IBL ratio that is comparable to or possibly higher than the Peer Group's ratio, as the capital realized from SBU's stock offering will be primarily deployed into interest-earning assets.

     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. SBU's growth rates were based on annualized growth for the nine months ended September 30, 2001, while the Peer Group's growth rates were based on annual growth for the 12

RP Financial, LC.
Page 3.9



months ended September 30, 2001, or the most recent period available. SBU's assets declined at a 4.1 percent annual rate, versus a 17.1 percent asset growth rate posted by the Peer Group. The Peer Group's asset growth was in part supported by acquisition related growth, which, contributed to Bank Mutual's asset growth rate of 64.0 percent and First Niagara's asset growth rate of 34.7 percent. SBU's asset shrinkage was the result of declining balances of cash and investments, as well as loans. Comparatively, asset growth for the Peer Group consisted of cash and investments, as well as loans. Overall, the Peer Group's asset growth measures would tend to indicate greater earnings growth potential relative to the Bank's measures. However, following the stock offering, SBU's leverage capacity should be greater than the Peer Group's.

     Asset shrinkage funded a decline in the Bank's deposits and borrowings, which reflected annual rates of decline equal to 6.4 percent and 2.9 percent, respectively. Asset growth for the Peer Group was funded by an 18.5 percent increase in deposits and an 11.1 percent increase in borrowings. As noted above, the Peer Group's growth rates for deposits and borrowings were in part attributable to acquisition related growth. Capital growth rates posted by the Bank and the Peer Group equaled 13.9 percent and 7.5 percent, respectively. The Peer Group's lower capital growth rate was attributable to its higher level of capital, dividend payments and stock repurchases, which more than offset the lower return on average assets posted by the Bank. Additionally, almost half of the Bank's capital growth was the result of an increase in unrealized gains maintained on securities held as available for sale. Following the increase in capital realized from stock proceeds, the Bank's capital growth rate will be depressed by its higher pro forma capital position, as well as by possible dividend payments and stock repurchases.

Income and Expense Components
-----------------------------

     Table 3.3 displays comparable statements of operations for the Bank and the Peer Group , based on earnings for the twelve months ended September 30, 2001, unless otherwise indicated for the Peer Group companies. SBU and the Peer Group reported net income to average assets ratios of 0.55 percent and 0.78 percent, respectively. A higher net interest margin, a lower level of operating expenses and a lower level of loss provisions accounted for the Peer Group's higher return, which was partially offset by the Bank's higher level of non-interest operating income

RP Financial, LC.
Page 3.10

RP Financial, LC.
Page 3.11



and lower effective tax rate. Gains on the sale of securities were a relatively minor factor in both the Bank's and the Peer Group's earnings.

     The Peer Group's stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Bank's slightly higher interest income ratio. The Bank's higher interest income ratio was realized through earning a higher yield on interest-earning assets (7.55 percent versus 7.35 percent for the Peer Group), which was somewhat negated by the higher level of interest-earning assets maintained by the Peer Group. Comparatively, the Peer Group's lower interest expense ratio was supported by maintaining a lower cost of funds (4.54 percent versus 4.89 percent for the Bank) and by maintaining a lower ratio of interest-bearing liabilities as a percent of assets. Overall, SBU and the Peer Group reported net interest income to average assets ratios of 2.87 percent and 3.11 percent, respectively.

     In another key area of core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 2.62 percent and 2.44 percent, respectively. The Bank's higher operating expense ratio could in part be attributed to de-leveraging of the operating expense base, as the result of asset shrinkage that occurred during the period. Comparatively, the Peer Group's asset growth would facilitate leveraging of the operating expense base. Notwithstanding the Peer Group's lower operating expense ratio, the Bank was slightly more efficient than Peer Group in terms of number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $4.6 million for the Bank, versus a comparable measure of $3.9 million for the Peer Group. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans, with such expenses already impacting the Peer Group's operating expenses. At the same time, SBU's capacity to leverage operating expenses will be greater following the increase in capital realized from the infusion of net stock proceeds.

     When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and

RP Financial, LC.
Page 3.12



gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank's earnings strength was less than the Peer Group's. Expense coverage ratios posted by SBU and the Peer Group equaled 1.10x and 1.27x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income were a slightly larger contributor to the Bank's earnings, with such income amounting to 0.68 percent and 0.53 percent of SBU's and the Peer Group's average assets, respectively. The Bank's higher level of non-interest operating income was in part supported by income realized from appreciation of the BOLI, which accounted for approximately 31 percent of the Bank's non-interest operating income during the period covered in Table 3.3. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's earnings, SBU's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 73.8 percent was less favorable than the Peer Group's efficiency ratio of 64.8 percent.

     Loan loss provisions had a slightly larger impact on the Bank's earnings, amounting to 0.22 percent and 0.09 percent of average assets for the Bank and the Peer Group, respectively. The higher level of loss provisions established by the Bank was consistent with its less favorable credit quality measures (see "Credit Risk" discussion and Table 3.6).

     Net gains realized from the sale of investments and loans were a minor contributor to the Bank's and the Peer Group's earnings, with such gains amounting to 0.03 percent and 0.01 percent of average assets for SBU and the Peer Group, respectively. Given the generally non-recurring nature of gains and losses resulting from the sale of loans and investments, the net gains reflected in the Bank's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a material factor in either the Bank's or the Peer Group's earnings.

     Taxes were a more significant factor in the Peer Group's earnings, as SBU and the Peer Group posted effective tax rates of 25.52 and 35.86 percent, respectively. Tax-exempt income

RP Financial, LC.
Page 3.13



earned on the BOLI and a lower effective tax rate on income earned by the Bank's 233 Genesee Street subsidiary both contributed to the Bank's maintenance of a lower effective tax rate.

Loan Composition
----------------

     Table 3.4 presents data related to the Bank's and the Peer Group's loan compositions and investment in mortgage-backed securities. The Bank's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (62.1 percent versus 56.4 percent for the Peer Group). The Bank's higher ratio was the result of maintaining a higher concentration of mortgage-backed securities, which was partially negated by the Peer Group's slightly higher level of 1-4 family loans. Loans serviced for others equaled 20.3 percent and
2.7 percent of the Bank's and the Peer Group's assets, respectively, thereby representing a potentially greater source of non-interest income for the Bank. Loan servicing intangibles were not a significant balance sheet item for either the Bank or the Peer Group.

     Diversification into higher risk types of lending was fairly comparable for the Bank and the Peer Group. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (12.7 percent of assets), followed by consumer loans (6.3 percent of assets) and commercial business loans (3.9 percent of assets). The Peer Group's lending diversification consisted primarily of commercial real estate/multi-family loans (14.0 percent of assets), followed by commercial business loans (4.4 percent of assets) and consumer loans (2.4 percent of assets). Construction/land loans were relatively minor areas of lending diversification for SBU and the Peer Group, with such loans equaling 0.8 percent and 1.1 percent of the Bank's and the Peer Group's assets, respectively. The Bank's higher concentration of lower risk weighted MBS and 1-4 family permanent mortgage loans, as well as its overall lower concentration of loans and higher concentration of cash and investments translated into a slightly lower risk weighted assets-to-assets ratio of 52.3 percent, versus a comparable ratio of 54.3 percent maintained by the Peer Group.

RP Financial, LC.
Page 3.14

RP Financial, LC.
Page 3.15



Interest Rate Risk
------------------

     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, SBU's interest rate risk characteristics were considered to be slightly less favorable than the Peer Group's, as implied by the Peer Group's higher equity-to-assets and IEA/IBL ratios. A slightly lower level of non-interest earning assets also represented an advantage for the Peer Group with respect to limiting interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank with equity-to-assets and IEA/IBL ratios that are comparable to or stronger than the Peer Group's ratios.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for SBU and the Peer Group. In general, the relative fluctuations in the Bank's and the Peer Group's net interest income to average assets ratios implied there was a slightly greater degree of interest rate risk associated with the Bank's net interest income, based on the greater volatility indicated for the quarterly changes in SBU's net interest income measures. The stability of the Bank's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of SBU's assets.

Credit Risk
-----------

     Overall, the Peer Group's credit risk exposure appears to be somewhat lower than the Bank's, based on the Peer Group's lower ratio of non-performing assets and higher reserves as a percent of non-performing assets. As shown in Table 3.6, the Bank's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.52 percent of assets, which was above the comparable Peer Group ratio of 0.32 percent. Likewise, the Peer Group maintained a lower non-performing loans/loans ratio than the Bank, based on comparable ratios of 0.45 percent and 0.73 percent, respectively. The Peer Group maintained a higher level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (239.7 percent versus 146.2 percent for the Bank). Comparatively, the Bank maintained a higher level of reserves as a percent of loans (1.25 percent versus 0.91 percent for the Peer

RP Financial, LC.
Page 3.16

RP Financial, LC.
Page 3.17

RP Financial, LC.
Page 3.18



Group). The Bank's less favorable credit quality was also indicated by more significant net loan charge-offs, as net loan charge-offs equaled 0.53 percent and 0.08 percent of the Bank's and the Peer Group's loans respectively.

Summary
-------

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of SBU. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 4.1


                             IV. VALUATION ANALYSIS

Introduction
------------

     This chapter presents the valuation analysis and methodology used to determine SBU's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines
--------------------

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings is somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP Financial, LC.
Page 4.2




RP Financial Approach to the Valuation
--------------------------------------


     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Holding Company's to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including SBU's value, the market value of the stocks of public MHC institutions, or SBU's value alone. To the extent a change in factors impacting the Bank's value can be

RP Financial, LC.
Page 4.3


reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.



Valuation Analysis
------------------


     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of SBU coming to market at this time.

1. Financial Condition
   -------------------


     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:


     o    Overall A/L Composition. Loans funded by retail deposits were the
          -----------------------
          primary components of both SBU's and the Peer Group's balance sheets. The Bank's interest-earning asset composition exhibited a slightly lower concentration of loans, while diversification into higher risk and higher yielding types of loans was fairly comparable for the Bank and the Peer Group. The Bank's lower concentration loans and higher level of cash and investments translated into a slightly lower risk weighted assets-to-total assets ratio than maintained by the Peer Group. SBU's funding composition reflected a lower level of deposits and a higher level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Bank maintained a lower level of interest-earning assets and a higher level of interest-bearing liabilities, which resulted in a higher IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Bank's IEA/IBL ratio to a ratio that is comparable to or stronger than the Peer Group's current IEA/IBL ratio.

RP Financial, LC.
Page 4.4



          For valuation purposes, RP Financial concluded that no adjustment was warranted for the Bank's overall asset/liability composition.

     o    Credit Quality. In general, the Bank's credit quality measures were
          --------------
          considered to be less favorable than the Peer Group's. In comparison to the Peer Group, the Bank maintained a higher non-performing assets-to-total assets ratio and a higher non-performing loans-to-total loans ratio. SBU also reported a significantly higher level of net loan charge-offs than the Peer Group. The Peer Group maintained higher loss reserves as a percent of non-performing assets and non-performing loans, although the Bank maintained higher loss reserves as a percent of net loans receivable. SBU's slightly lower risk weighted assets-to-total assets ratio was also considered in evaluating the Bank's and the Peer Group's relative credit risk exposure. Overall, in comparison to the Peer Group, the Bank's measures tended to imply a greater degree of credit exposure and, thus, RP Financial concluded that a slight downward adjustment was warranted for the Bank's credit quality.

     o    Balance Sheet Liquidity. The Bank operated with a slightly higher
          -----------------------
          level of cash and investment securities relative to the Peer Group (34.7 percent of assets versus 32.3 percent for the Peer Group). Following the infusion of stock proceeds, the Bank's cash and investments ratio is expected to increase as the proceeds retained by the Bank and the Holding Company are anticipated to be initially deployed into investments. SBU's future borrowing capacity was considered to be somewhat less than the Peer Group's, based on the higher level of borrowings currently maintained by the Bank. Overall, balance sheet liquidity for the Bank was considered to be comparable to the Peer Group and, thus, RP Financial concluded that no adjustment was warranted for the Bank's balance sheet liquidity.

     o    Funding Liabilities. Retail deposits served as the primary
          -------------------
          interest-bearing source of funds for the Bank and the Peer Group, with the Peer Group's funding composition consisting of a higher concentration of deposits and a lower concentration of borrowings than maintained by the Bank. The Peer Group's overall funding composition provided for a lower cost of funds than maintained by the Bank. In total, the Bank maintained a higher level of interest-bearing liabilities than the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Bank's capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets to a ratio that is comparable to or lower than the Peer Group's ratio. Overall, RP Financial concluded that a slight downward adjustment was warranted for SBU's funding composition, particularly in light of the recent decline that has been experienced in the Bank's balance of deposits.

     o    Capital. The Bank operates with a lower pre-conversion capital ratio
          -------
          than the Peer Group. After factoring in stock proceeds, the Bank's capital position will likely be slightly higher than the Peer Group's current equity-to-total assets ratio. The Bank's pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb

RP Financial, LC.
Page 4.5


          unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Bank's pro forma capital position.

     On balance, SBU's balance sheet strength was considered to be less favorable than the Peer Group's, as implied by the Bank's less favorable credit quality and funding composition. The downward adjustment applied for the Bank's balance sheet strength was partially negated by the Bank's stronger pro forma capital position. Accordingly, we concluded that a slight downward valuation adjustment was warranted for the Bank's financial condition.

2. Profitability, Growth and Viability of Earnings
   -----------------------------------------------

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

     o    Reported Earnings. The Bank recorded lower earnings on a ROAA basis
          -----------------
          (0.55 percent of average assets versus 0.78 percent for the Peer Group). A stronger net interest margin and a lower level of operating expenses largely accounted for the Peer Group's more favorable reported earnings. Lower loss provisions were also a factor that contributed to the Peer Group's higher return. A higher level of non-interest operating income and a lower effective tax rate represented earnings advantages for the Bank. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank's earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with implementation of the stock benefit plans. Overall, the differences between the Bank's and the Peer Group's reported earnings were considered to be representative of the Peer Group's superior earnings strength and, thus, SBU's lower reported earnings warranted a moderate downward adjustment for valuation purposes.

     o    Core Earnings. The Bank's and the Peer Group's earnings were derived
          -------------
          largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower net interest margin, a higher operating expense ratio and a higher level of non-interest operating income. The Bank's lower net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (1.10x versus 1.27x for the Peer Group). Likewise, due to the Bank's lower net interest margin and higher level of operating expenses, which was partially offset by the Bank's higher level of non-interest operating income, the Peer Group's efficiency ratio was more favorable than the Bank's (64.8 percent versus 73.8 percent for the Bank). Loss provisions had a

RP Financial, LC.
Page 4.6



          slightly larger impact on the Bank's earnings, which was consistent with the Bank's less favorable credit quality measures. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets, which will somewhat be negated by expenses associated with the stock benefit plans indicated that SBU's core earnings were not as strong as the Peer Group's and a moderate downward adjustment was warranted for the Bank's core earnings.

     o    Interest Rate Risk. Quarterly changes in the Bank's and the Peer
          ------------------
          Group's net interest income to average assets ratios indicated a slightly greater degree of volatility associated with the Bank's net interest margin. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios and the level of non-interest earning assets-to-total assets were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and should approximate or exceed the Peer Group's ratios. Accordingly, RP Financial concluded that the Bank's interest rate risk exposure on a pro forma basis was similar to the Peer Group's and no adjustment was warranted for valuation purposes.

     o    Credit Risk. Loan loss provisions were a larger factor in the Bank's
          -----------
          earnings (0.22 percent of average assets versus 0.09 percent for the Peer Group). In terms of future exposure to credit quality related losses, the Bank's credit quality measures generally implied a higher degree of credit risk exposure compared to the Peer Group's measures. The Bank's greater credit risk exposure was indicated by a higher level of non-performing assets and lower reserve coverage ratios as a percent of non-performing assets and non-performing loans. Overall, RP Financial concluded that a slight downward adjustment was warranted for this factor.

     o    Earnings Growth Potential. Several factors were considered in
          -------------------------
          assessing earnings growth potential. First, the Bank's recent historical growth has been less than the Peer Group's. Second, the infusion of stock proceeds will increase the Bank's earnings growth potential with respect to leverage capacity and providing the Bank with additional liquidity for purposes of funding loan growth. Lastly, opportunities for lending and deposit growth in the Bank's market area are considered to be less favorable than the primary market areas served by the Peer Group companies in general, as the decline in population that is projected for the Bank's primary market area is considered to be only partially offset by the Bank's more favorable competitive position in terms of maintaining a larger deposit market share (see Exhibit III-3). Overall, the Bank's earnings growth potential appears to be less favorable than that of the Peer Group's, and, thus, we concluded that a slight downward adjustment was warranted for this factor.

     o    Return on Equity. The Bank's return on equity will be below the
          ----------------
          comparable averages for the Peer Group and the industry, owing to SBU's relatively high pro

RP Financial, LC.
Page 4.7


          forma capital position and lower pro forma core earnings. In view of the lower capital growth rate that will be imposed by SBU's lower ROE, we concluded that a moderate downward adjustment was warranted for the Bank's ROE.

     Overall, in light of the Bank's less favorable reported and core earnings, less favorable credit risk exposure, earnings growth potential and expected lower return on equity, RP Financial concluded that a moderate downward valuation adjustment was warranted for the Bank's profitability, growth and viability of earnings.

3. Asset Growth
   ------------

       SBU's asset growth rate was less than Peer Group's asset growth rate, during the periods covered in our comparative analysis (4.1 percent decline versus positive growth of 17.1 percent for the Peer Group). The Bank's lower growth rate was considered to be in part attributable to the limitations of the primary market area, as the lack of demographic growth in the market area somewhat impedes loan and deposit growth opportunities. Accordingly, on the basis of the less favorable growth characteristics associated with SBU's primary market area, SBU's historically lower growth rate and the uncertainty associated with the Bank's ability to grow through acquisition following the stock offering, the Bank's asset growth potential was viewed as less favorable than the Peer Group's. On balance, we believe a moderate downward valuation adjustment was warranted for this factor.

4. Primary Market Area
   -------------------

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in Central New York, the Bank faces significant competition for loans and deposits from larger financial institutions, who provide a broader array of services and have significantly larger branch networks than maintained by the Bank. SBU's primary market area for deposits and loans is considered to be Oneida, Herkimer and Onondaga Counties, where all of the Bank's branches are located. All three of the primary market area counties experienced population shrinkage during the 1990s, a trend which is expected to continue over the next five years. The decline in population reflects the impact of a contracting manufacturing sector and

RP Financial, LC.
Page 4.8



the loss of some major employers during the past decade. Per capita income measures for the Bank's primary market area were less than the comparable U.S. and New York measures, which was also considered a negative in terms of supporting future growth opportunities for the Bank.

     Overall, the markets served by the Peer Group companies were viewed as having more favorable growth characteristics than the Bank's primary market area. The primary market areas served by the Peer Group companies have on average experienced a slight increase in population during the 1990s and population growth in those markets is projected to continue a trend of modest growth. On average, the Bank maintained a larger deposit market share than the Peer Group, indicating a competitive advantage for the Bank in terms of the degree of competition faced for deposits. Comparative per capita income data indicated that the Peer Group companies generally operate in more affluent markets than served by the Bank. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, October 2001 unemployment rates for the markets served by the Peer Group companies generally were comparable to the unemployment rate reflected for Oneida County. On balance, we concluded that a moderate downward adjustment was appropriate for the Bank's market area.



                                    Table 4.1
                         Market Area Unemployment Rates
                    SBU Bank and the Peer Group Companies(1)
                                                                  October 2001
                                            County                Unemployment
                                            ------                ------------
         SBU Bank - NY                      Oneida                    3.9%
         -------------                      ------                    ----
         The Peer Group
         --------------

         Alliance Bank MHC - PA             Delaware                  4.0%
         BCSB Bankcorp MHC - MD             Baltimore                 4.6
         Bank Mutual Corp. MHC - WI         Milwaukee                 5.4
         Brookline Bancorp MHC - MA         Norfolk                   3.1
         First Niagara MHC - NY             Niagara                   5.6
         Liberty Bancorp MHC - NJ           Middlesex                 4.1
         Northwest Bancorp MHC - PA         Warren                    4.0
         Oneida Financial MHC - NY          Madison                   4.3
         Provident Bancorp MHC - NY         Rockland                  3.3


RP Financial, LC.
Page 4.9




                              Table 4.1 (continued)
                         Market Area Unemployment Rates
                    SBU Bank and the Peer Group Companies(1)

                                                                                             October 2001
         The Peer Group                                     County                           Unemployment
         --------------                                     ------                           ------------
         Sound Federal Bancorp MHC - NY                     Westchester                           3.6
         West Essex Bancorp MHC - NJ                        Essex                                 5.9

         (1)  Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.


5. Dividends
   ---------

     The Bank has indicated its intention to pay an annual cash dividend of $0.20 per share, which would provide for a yield of 2.0 percent based on the $10.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All 11 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.00 percent to 5.26 percent. The average dividend yield on the stocks of the Peer Group institutions was 2.54 percent as of December 7, 2001, representing an average earnings payout ratio of 16.40 percent (see Table 4.6). As of December 7, 2001, approximately 86 percent of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.55 percent and an average payout ratio of 33.43 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     Our valuation adjustment for dividends for SBU as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a "second-step" conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS

RP Financial, LC.
Page 4.10




regulated companies in a "second-step" conversion. As an MHC operating under OTS regulation, the Bank will be subject to the same regulatory dividend policy as a majority of the Peer Group companies. Accordingly, we believe that to the extent SBU's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

     The Bank's indicated dividend provides for a yield and resulting payout ratio that are within the range of comparable yields and payout ratios indicated for the Peer Group and are not considered to be materially different from the comparable Peer Group averages. On balance, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.

6. Liquidity of the Shares
   -----------------------

     The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $18.7 million to $198.9 million as of December 7, 2001, with average and median market values of $86.8 million and $32.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 652,000 to 13.1 million, with average and median shares outstanding of 5.7 million and 2.3 million, respectively. The Bank's minority stock offering is expected to result in shares outstanding and market capitalization that will be within the ranges indicated for the comparable Peer Group averages and medians. It is anticipated that the Holding Company's stock will also be quoted on the NASDAQ National Market System. Overall, we anticipate that the Holding Company's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

RP Financial, LC.
Page 4.11



7. Marketing of the Issue
   ----------------------

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Holding Company's to-be-issued stock.

     A. The Public Market
        -----------------

     The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

     In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year: The resolution of the Presidential election provided little relief for the equities market, as stocks generally trended lower in early-December 2000. The sharpest declines continued to be in technology stocks, with the NASDAQ plunging to an 18-month low on worries of slowing profit growth throughout the technology sector. Disappointment that the Federal Reserve did not cut rates at its December meeting also contributed to the decline in the market averages in mid-December. Bargain hunting provided for a rebound in stocks prior to the holidays, although the NASDAQ was still expected to experience its worst performance year ever. Blue chip and defensive stocks staged a mild rally at the close of 2000, reflecting growing expectations that the slowing economy would produce an interest rate cut by the Federal Reserve. Comparatively, gains in technology stocks were limited by concerns of weaker earnings that may result from the economic slowdown.

RP Financial, LC.
Page 4.12



     Volatility was evident in the stock market at the beginning of 2001. Weak manufacturing data for December sent stocks plunging on the first day of trading of the New Year, as manufacturing activity in December fell to its weakest level in almost ten years. However, stocks moved sharply higher the next day, as the Federal Reserve cut the federal funds rate by 50 basis points in a rare decision to move interest rates between formal meetings of the Federal Reserve Board. For the balance of January, stocks generally settled into a more narrow trading range, as investors reacted to the release of various fourth quarter earnings reports. Anticipation of another interest rate cut by the Federal Reserve supported a rally in stocks at the end of January. Overall, for the month of January, the Dow Jones Industrial Average ("DJIA") and the NASDAQ Composite Index ("NASDAQ") increased by 0.9 percent and 12.2 percent, respectively.

     At the beginning of February 2001, stocks reacted mildly to the widely anticipated 50 basis interest rate cut implemented by the Federal Reserve at the end of January. Further signs of a slowdown in the national economy, including an increase in the January unemployment rate and a decline in January manufacturing activity to a level that generally indicates the economy is in a recession, pushed stocks lower into mid-February. Technology stocks generally experienced more significant declines than the broader market, as a number of bellwether technology issues warned of slower revenue growth and reduced profitability for the first half of 2001. The broader market staged a modest recovery in late-February, which was supported by bargain hunting and growing investor expectations of further interest rate cuts by the Federal Reserve. However, diminished prospects for another interest rate cut before the next Federal Reserve meeting prompted a general decline in the stock market at the end of February.

     More attractive valuations provided a boost to stocks in early-March 2001, but the rally stalled on more earnings warnings and a sell-off in the Tokyo stock market. The bleak outlook for first quarter earnings by a number of the bellwether technology stocks spurred a two-day sell-off in the NASDAQ of more than 11 percent and the S&P 500 fell 4.3 percent on March 12, which put that index into "bear-market" territory as well. Disappointment of only a 0.50 percent rate cut by the Federal Reserve at its March 20 meeting prompted a new wave of selling, particularly in technology stocks. Signs of a stronger economy supported a late-March rally,

RP Financial, LC.
Page 4.13



which was again cut short by more earnings warnings in the technology sector. The first quarter of 2001 concluded as the worst first quarter ever for the NASDAQ and the worst first quarter for the DJIA in 23 years. On March 30, 2001, the DJIA closed at 9878.78, a decline of 8.4 percent since year end 2000. Comparatively, the NADAQ declined 25.5 percent in the first quarter.

     Stocks continued to slide in early-April 2001, amid fears that first quarter earnings would contain more bad surprises and generally fall short of reduced expectations. However, favorable earnings reports by Dell Computer Corporation and Alcoa served as a catalyst to one of the largest one-day gains in stock market history on April 5, with the DJIA and NASDAQ posting gains of
4.2 percent and 8.9 percent, respectively. The upward momentum in stocks was sustained into mid-April, as investors gained confidence that the economy would improve in the second half of the year. Stocks raced higher following a surprise inter-meeting rate cut by the Federal Reserve on April 18. The Federal Reserve cited slowing business investment and falling profits in its decision to lower rates by 50 basis points a month ahead of its regularly scheduled meeting. Following some profit taking on the heels of the rate cut, stocks moved higher at the end of April. Favorable economic data, including stronger than expected GDP growth for the first quarter, served as the basis for the general increase in stocks.

     The positive trend in stocks did not extend into May 2001, as concerns over the business outlook generally pulled stocks lower through mid-May. Implementation of a fifth rate cut by the Federal Reserve at its mid-May meeting served to reverse the downward trend in stocks, as NASDAQ posted a six-day winning streak following the rate cut. However, profit taking and second quarter earnings jitters ended the rally in late-May. In early-June, the performance of the broader market was mixed, reflecting uncertainty over the prospects for a recovery in the economy and stronger corporate earnings. Amid more profit warnings and growing concerns about the corporate earnings outlook, stocks moved lower in mid-June. Technology stocks experienced the most significant selling pressure, as evidenced by a seven-day losing streak in the NASDAQ from June 8 through June 18. Speculation of another rate cut by the Federal Reserve at its late-June meeting provided for a relatively flat market ahead of the policy meeting. Stocks reacted mildly to the 0.25 percent rate cut implemented by the Federal Reserve in late-June and continued to trade in a narrow range to close out the second quarter.

RP Financial, LC.
Page 4.14



Generally weak second quarter earnings and growing uncertainty of an economic recovery in the second half of the year combined to pull stocks lower during most of July.

     Weak economic data and more bad earnings news from the technology sector continued to pressure stocks lower during the first half of August 2001. The Federal Reserve's 0.25 percent rate cut at its mid-August meeting did little to lift the sagging stock market, as stocks tumbled sharply on the Federal Reserve's gloomy outlook for the economy. News that consumer confidence declined for the second month in a row in August and second quarter GDP growth of 0.2 percent was the slowest growth in eight years served to sharpen the sell-off in late August, reflecting growing pessimism about the chances of a near term economic recovery. The stock market continued to slump in early-September, as the sharp increase in August unemployment sparked a broad-based sell-off.

     On September 11, 2001, all major financial markets closed in the wake of the terrorist attack on the World Trade Center and remained closed for the balance of the week. Prior to the resumption of trading on September 17, 2001, the Federal Reserve cut short-term rates by 0.50 percent as an attempt to provide support to the stock market. However, stocks sank sharply in the first day of trading after the terrorist attack, with some of the most significant losses occurring in the airline, travel and insurance stocks. Fears over an extended war on terrorism and further erosion of the nation's weakening economy extended the sell-off through the remainder of the week, as blue chip stocks posted their biggest weekly loss since the Depression. For the week ended September 21, 2001, the DJIA dropped nearly 1,370 points or 14.3 percent. On September 24, 2001, stocks posted their first gains since the terrorist attack, as the DJIA regained approximately 25 percent of the prior week's losses with a one-day increase in the average of 368 points or 4.5 percent. Stocks continued to rebound through the end of September, regaining approximately half of the decline recorded in the first week of trading following the terrorist attack.

     The positive trend in the broader stock market generally prevailed through most of October 2001, despite a continuation of bad economic news. Growing confidence about the U.S. military attack in Afghanistan and hopes for a turnaround in the economy were factors that contributed to the stock market recovery. Stocks retreated in late-October, amid uncertainties

RP Financial, LC.
Page 4.15



about the job market and a decline in consumer confidence. Anticipation of another rate cut by the Federal Reserve served to lift stocks in early-November and the rally strengthened following the Federal Reserve's implementation of another half point rate cut at its regularly scheduled meeting in early-November. The favorable trend in the broader stock market continued through most of November, as the DJIA achieved a technical definition of a bull market in the third week of November and closed just shy of 10000 at month's end. In early-December, technology stocks surged higher and the DJIA surpassed the 10000 mark, reflecting growing optimism about an economic recovery. However, the stock market rally ended on news of a larger than expected increase in the November unemployment rate. As an indication of the general trends in the nation's stock markets over the past year, as of December 7, 2001, the DJIA closed at10049.46, a decline of 6.2 percent from one year earlier, while the NASDAQ Composite Index stood at 2021.26, a decline of 30.7 percent over the same time period. The Standard & Poors 500 Index closed at 1158.31 on December 7, 2001, a decline of 15.5 percent from a year ago.

     The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. Thrift stocks fared better than the broader market through most of December 2000, as the slowing economy and declining interest rates attracted investors to interest rate sensitive issues in general. Despite the surprise interest rate cut by the Federal Reserve in early-January 2001, thrift stocks trended lower during the first half of January. Profit taking following the year-end rally and concerns that the slowing economy would lead to an increase in credit quality problems for lenders, particularly commercial lenders, were factors that contributed to the decline in thrift prices. Thrift stocks rebound during late-January and the first half of February, as the second interest rate cut by the Federal Reserve and expectations of further interest rate cuts served to rekindle interest in thrift issues.

     After trading in a narrow range through mid-March 2001, a sell-off in large U.S. banks rippled through the thrift sector as well. Most of the sell-off was attributable to concerns over U.S. bank exposure to troubled Japanese banks, which would only indirectly impact the thrift sector to the extent such problems would impact the U.S. economy. The Federal Reserve's implementation of a third rate cut at its March meeting had little impact on thrift stocks, as thrift stocks followed the broader market lower following the rate cut. However, aided by the decline in short-term interest rates that provided for a steeper yield curve, thrift stocks moved higher at the end of the first quarter. After following the broader market lower in early-April, thrift

RP Financial, LC.
Page 4.16



stocks recovered slightly in mid-April and generally outperformed bank stocks. The more favorable performance by thrifts was supported by their lower exposure to the downturn in the commercial credit cycle and the more positive effect that the interest rate cuts would have on their net interest margins. While the announced merger between First Union and Wachovia had little impact on the overall market for thrift and bank stocks, financial stocks gained on news of the surprise rate cut by the Federal Reserve in mid-April. The largest gains in the thrift sector tended to be in the large-cap issues. Thrift prices generally stabilized in late-April, as first quarter earnings generally met expectations.

     Lower short-term interest rates and a steeper yield curve continued to benefit thrift issues in May 2001, particularly following the 0.50 percent rate cut by the Federal Reserve in mid-May. Thrift issues traded in a narrow range in late-May, as interest rates stabilized. Expectations of further rate cutes by the Federal Reserve and stronger second quarter earnings translated into slightly higher thrift prices in early-June. Consolidation among thrift stocks, including Washington Mutual's proposed $5.2 billion acquisition of Dime Bancorp, extended the rally in thrift issues through mid-June. The widely anticipated rate cut by the Federal Reserve at its late-June meeting had little impact on thrift prices, as thrift prices eased lower at the close of the second quarter on profit taking. Generally favorable second quarter earnings realized from strong lending volumes and expansion of the net interest margin served to boost thrift prices during July, in which the strongest gains were again posted by the large-cap issues.

     The positive trend in thrift stocks continued to prevail during the first half of August, reflecting a continuation of the favorable interest rate environment and little threat of inflationary pressures. Thrift stocks reacted mildly to the widely anticipated 0.25 percent rate cut by the Federal Reserve in mid-August, which was followed a decline of more than 5.0 percent in the SNL Index for all publicly-traded thrifts in late-August. The decline in the market-cap weighted SNL Index was prompted by news that some of the large publicly-traded thrift lenders were experiencing net interest margin compression. Thrift stocks followed the broader market

RP Financial, LC.
Page 4.17



lower in early-September, reflecting the potential negative implications that a slowdown in consumer spending would have on financial stocks.

     In a sharp contrast to the broader market, thrift stocks moved higher on the first day of trading following the terrorist attack. The increase in thrift stocks was attributed to the 0.50 percent rate cut implemented by the Federal Reserve, which provided for a further steepening of the yield curve, and large buyback programs announced by a number of the large-cap thrifts following the Securities and Exchange Commission's decision to waive many of the regulations governing repurchases. However, thrift stocks experienced selling pressure at the end of the week ended September 21, 2001, as investors became wary that the worsening U.S. economy would negatively impact the housing market and related industries as well. Oversold conditions in the thrift sector provided for a positive correction in thrift stocks at the close of September.

     Thrift stocks eased lower through mid-October 2001, reflecting expectations that the series of interest rate cuts implemented by the Federal Reserve would be ending soon and the slowing economy would also began to negatively impact residential lenders. The SNL Index dropped sharply in mid-October, as third quarter results for two large cap issues (Washington Mutual and Golden West Financial) indicated an increase in problem assets. After trading in a narrow range through the balance of October, thrifts stocks rebounded during most of November. Attractive valuations on some of the large-cap issues that had become oversold and another rate cut by the Federal Reserve in early-November were factors that contributed to the recovery in thrift prices. Thrift stocks eased lower at the close of November and traded in a narrow range in early-December, which was largely attributed to profit taking in some of the large-cap issues following their strong November performance. On December 7, 2001, the SNL Index for all publicly-traded thrifts closed at 893.2, an increase of 10.0 percent from one year ago. The SNL MHC Index closed at 1,156.6 on December 7, 2001, an increase of 31.0 percent from one year ago.

RP Financial, LC.
Page 4.18


   B.  The New Issue Market
       --------------------

       In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

       The market for converting thrifts has strengthened in conjunction with the broader thrift market during most of 2001, although conversion activity has remained somewhat limited. As shown in Table 4.2, only one standard conversion offering has been completed during the past three months. The pro forma price/tangible book and core price/earnings ratios of the recent standard conversion equaled 57.7 percent and 14.7 times, respectively. Activity with respect to new MHC issues has been limited as well, as only one MHC offering has been completed during the past three months. Charter Financial Corp., MHC ("Charter Financial") completed its public offering in October 2001 and at closing Charter Financial's pro forma price/tangible book and core price/earnings ratios equaled 50.4 percent and 31.9 times, respectively, on a fully-converted basis. The unique characteristics of Charter Financial's balance sheet, in which more than one-third of its assets consisted of Freddie Mac stock and unrealized gains in Freddie Mac stock represented more than three-quarters of its pre-offering equity, was considered to somewhat diminish the comparability of Charter Financial's offering with other more traditional thrift institutions such as SBU.

RP Financial, LC.
Page 4.19

RP Financial, LC.
Page 4.20



       In examining the current pricing characteristics of the recent standard conversion offering completed during the last three months (see Table 4.3), we note there exists a considerable difference in pricing ratios compared to the universe of all publicly-traded thrifts. Specifically, PFS Bancorp's current P/TB ratio of 80.98 percent reflects a discount of 33.1 percent from the average P/TB ratio of all publicly-traded thrifts (equal to 121.12 percent) and PFS Bancorp's core P/E ratio of 20.66 times reflects a premium of 29.0 percent from the average core P/E ratio of 16.02 times for all publicly-traded thrifts. On a fully-converted basis, Charter Financial's current P/TB ratio of 69.96 percent reflects a discount of 21.2 percent from the average P/TB ratio of all publicly-traded MHCs on a fully-converted basis (equal to 88.79 percent) and Charter Financial's current core P/E ratio of 29.31 times reflects a premium of
52.4 percent from the average core P/E ratio of 19.23 times for all publicly-traded thrifts MHC on a fully-converted basis.

       Overall, the pricing ratios of the higher capitalized but lower earning recently converted thrifts suggest that the investment community has determined to discount their stocks on a book basis until the earnings improve through redeployment and leveraging of the proceeds over the longer term.

   C.  The Acquisition Market
       ----------------------

       Also considered in the valuation was the potential impact on SBU's stock price of recently completed and pending acquisitions of other savings institutions operating in New York. As shown in Exhibit IV-4, there were seven New York thrift acquisitions completed between the beginning of 2000 through year-to-date 2001, and there are currently three acquisitions pending of New York savings institutions.

       Under other circumstances, the existence of thrift acquisition activity in the Bank's market area might warrant an upward adjustment to value to account for the likelihood of investors placing an acquisition premium on the stock. However, the acquisition activity in SBU's market was deemed to have a minimal valuation impact because SBU's Board of Trustees has stated their intention to remain independent following the stock offering, a factor underscored by the Board's decision to reorganize into MHC form.

RP Financial, LC.
Page 4.21

RP Financial, LC.
Page 4.22


                              * * * * * * * * * * *

       In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.     Management
       ----------

       SBU's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of SBU's Board of Trustees and senior management. The financial characteristics of the Bank suggest that it is effectively managed and there appears to be a well-defined organizational structure. The Bank currently does not have any executive management positions that are vacant.

       Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.     Effect of Government Regulation and Regulatory Reform
       -----------------------------------------------------

       In summary, as a federally-insured savings bank operating in the MHC form of ownership, SBU will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. The one difference noted between SBU and the minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

RP Financial, LC.
Page 4.23



Summary of Adjustments
----------------------

       Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should be discounted relative to the Peer Group as follows:




         Key Valuation Parameters:                                   Valuation Adjustment
         ------------------------                                    --------------------


         Financial Condition                                          Slight Downward
         Profitability, Growth and Viability of Earnings              Moderate Downward
         Asset Growth                                                 Moderate Downward
         Primary Market Area                                          Moderate Downward
         Dividends                                                    No Adjustment
         Liquidity of the Shares                                      No Adjustment
         Marketing of the Issue                                       No Adjustment
         Management                                                   No Adjustment
         Effect of Government Regulations and Regulatory Reform       No Adjustment



Basis of Valuation - Fully-Converted Pricing Ratios
---------------------------------------------------

       As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of "second-step" conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare

RP Financial, LC.
Page 4.24



institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100 percent ownership interest in SBU as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

       To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 11 public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis
-------------------------------------------

       In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing SBU's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation

RP Financial, LC.
Page 4.25

RP Financial, LC.
Page 4.26



parameters disclosed in SBU's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in SBU's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value are described more fully below.

       o   Conversion Expenses. Offering expenses have been assumed to equal
           -------------------
           2.0 percent of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Bank's full conversion value.

       o   Effective Tax Rate.  The Bank has determined the marginal effective
           ------------------
           tax rate on the net reinvestment benefit of the conversion proceeds to be 39.7 percent.

       o   Reinvestment Rate. The pro forma section in the prospectus
           -----------------
           incorporates a 2.49 percent reinvestment rate, equivalent to the prevailing yield for a U.S. Treasury note with a one year maturity as of September 30, 2001. This assumed reinvestment rate is reasonably similar to the blended reinvestment rate in the first 12 months of the business plan post-conversion, reflecting the current anticipated use of conversion proceeds, incorporating a flat interest rate scenario and the estimated impact of deposit withdrawals to fund stock purchases.

       o   Stock Benefit Plans. The assumptions for the stock benefit plans,
           -------------------
           i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Bank's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0 percent of the stock in conversion at the initial public offering price, with the Holding Company funded ESOP loan amortized on a straight-line basis over 10 years. The Recognition Plan is assumed to purchase 4.0 percent of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

       o   Funding of the Foundation. In connection with the conversion, the
           -------------------------
           Company contributes to a charitable foundation authorized but unissued shares of the Company's stock equal to 3.0 percent of the number of shares sold publicly and $200,000 of cash. This assumption is applicable to both the full conversion and minority stock offering scenarios.

       o   Capitalization of MHC. Pursuant to the proposed transaction
           ---------------------
           structure, the MHC will be capitalized with $100,000 of cash.

       In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial, LC.
Page 4.27



       RP Financial's valuation placed an emphasis on the following:



       o   P/E Approach. The P/E approach is generally the best indicator of
           ------------
           long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

       o   P/B Approach. P/B ratios have generally served as a useful
           ------------
           benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

       o   P/A Approach. P/A ratios are generally a less reliable indicator
           ------------
           of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

       The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

       Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of December 7, 2001 the pro forma market value of SBU's full conversion offering, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $97,500,000 at the midpoint, equal to 9,750,000 shares at $10.00 per share.

RP Financial, LC.
Page 4.28



       1.  Price-to-Earnings ("P/E"). The application of the P/E
           -------------------------
valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $5.458 million for the twelve months ended September 30, 2001. In deriving SBU's core earnings, the only adjustment made to reported earnings was to eliminate gains on the sale of investment securities, which totaled $266,000 for the twelve months ended September 30, 2001. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.7 percent for the gains eliminated, the Bank's core earnings were determined to equal $5.298 million for the twelve months ended September 30, 2001. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                      Amount
                                                      ------
                                                      ($000)

         Net income                                  $5,458
         Gain on sale of investments(1)                (160)
                                                     ------
           Core earnings estimate                    $5,298

         (1)  Tax effected at 39.7 percent.

       Based on SBU's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $97.5 million midpoint value equaled 16.92 times and 17.40 times, respectively, which provided for discounts of 4.1 percent and 3.2 percent relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 17.65 times and 17.97 times, respectively (see Table 4.5). The implied discounts reflected in the Bank's pro forma P/E multiples are consistent with the valuation adjustments outlined earlier, as well as take into consideration the Bank's pro forma P/B and P/A ratios.

RP Financial, LC.
Page 4.29

RP Financial, LC.
Page 4.30


       2.  Price-to-Book ("P/B"). The application of the P/B valuation method
           ---------------------
requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to SBU's pro forma book value (fully-converted basis). Based on the $97.5 million midpoint valuation, SBU's pro forma P/B and P/TB ratios both equaled
53.70 percent. In comparison to the average P/B and P/TB ratios for the Peer Group of 85.94 percent and 91.75 percent, the Bank's ratios reflected a discount of 37.5 percent on a P/B basis and a discount of 41.5 percent on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting pricing ratios under the earnings and assets approaches.

       3.  Price-to-Assets ("P/A"). The P/A valuation methodology determines
           -----------------------
market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, SBU's full conversion value equaled 9.13 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 17.10 percent, which implies a discount of 46.6 percent to the Bank's pro forma P/A ratio (fully-converted basis).

Comparison to Recent Conversions and MHC Offerings
--------------------------------------------------

       As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions and MHC offerings is not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The one recent standard conversion closed at a price/tangible book ratio of 57.7 percent (see Table 4.2) and the price of PFS Bancorp appreciated by 22.5 percent during the first week of trading.

RP Financial, LC.
Page 4.31



       The one recent MHC offering closed at a price/tangible book ratio of 50.4% percent (fully-converted basis) and the price of Charter Financial appreciated by 37.8 percent during the first week of trading. In comparison, the Bank's P/TB ratio at the appraised midpoint value reflects a discount of 6.9 percent and a premium of 6.5 percent relative to the closing ratios of the recent standard conversion and MHC offerings, respectively. In comparison to the current aftermarket P/TB ratio of 70.0 percent indicated for Charter Financial on a fully-converted basis, the Bank's P/TB ratio at the appraised midpoint value reflects a discount of 23.3 percent. As previously noted, the meaningfulness of a comparative pricing analysis with Charter Financial is somewhat diminished by the unique characteristics of Charter Financial's balance sheet. Additionally, the meaningfulness of the recent conversion comparative analysis is considered to be diminished in general by the small number of offerings that have been completed during the past three months.

Valuation Conclusion
--------------------

       Based on the foregoing, it is our opinion that, as of December 7, 2001, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $97,500,000 at the midpoint, equal to 9,750,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $82.875 million and a maximum value of $112.125 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 8,287,500 at the minimum and 11,212,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $128.944 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 12,894,375. The Board of Trustees has established a public offering range such that the public ownership of the Holding Company will constitute a 45.0 percent ownership interest prior to the issuance of shares to the Foundation. Accordingly, the offering to the public of the minority stock will equal $37.294 million at the minimum, $43.875 million at the midpoint, $50.456 million at the maximum and $58.025 million at the supermaximum of the valuation range. Based on the public offering range and inclusive of the shares issued to the Foundation, the public ownership of shares will

RP Financial, LC.
Page 4.32



represent 46.35 percent of the shares issued throughout the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.